The information in this Preliminary Prospectus Supplement is not complete and may be changed. We may not sell these Warrants, until the prospectus supplement and the accompanying index supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Warrants and we are not soliciting offers to buy these Warrants in any state where the offer or sale is not permitted.

Subject to Completion
PRELIMINARY PROSPECTUS SUPPLEMENT
Dated March 4, 2025
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-283672
(To Index Supplement dated February 6, 2025 and
Prospectus dated February 6, 2025)

UBS AG $● Call Warrants linked to the S&P 500® Daily Risk Control 10% USD Excess Return Index expiring March 6, 2026

Investment Description

The call warrants (the “Warrants”) are cash-settled warrants issued by UBS whose return is linked to the S&P 500® Daily Risk Control 10% USD Excess Return Index (the “Index”). The Warrants are European-style call warrants that will expire worthless if the Closing Level of the Index on the Expiration Date (the “Index Ending Level”) is equal to or less than the “Strike Level”, which is equal to 100.00% of the Index Starting Level. The “Index Starting Level” is the Closing Level of the Index on the Strike Date. If the Index Ending Level is greater than the Strike Level, the Warrants will be automatically exercised and you will receive a cash payment per Warrant on the Cash Settlement Payment Date equal to the Notional Amount multiplied by the Strike Differential. The “Strike Differential” is the quotient, expressed as a percentage, of (a) the Index Ending Level minus the Strike Level divided by (b) the Index Starting Level. The Warrants are European-style and will be automatically exercised on the Expiration Date if the Index Ending Level is greater than the Strike Level; you do not have the right to exercise your Warrants prior to the Expiration Date. Investing in the Warrants involves significant risks. The Warrants will expire worthless if the Index Ending Level is equal to or less than the Strike Level (which is equal to 100.00% of the Index Starting Level), causing you to lose all of your Initial Investment in the Warrants. Even if the Index Ending Level is greater than the Strike Level, if the Strike Differential is less than 5.00%, you will lose a significant portion of your Initial Investment in the Warrants. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless and that you will lose all of your Initial Investment in the Warrants. Any payment on the Warrants is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Warrants and you could lose all of your Initial Investment.

Key Terms

Issuer:	UBS AG London Branch (“UBS”)
Term:	Approximately 12 months
Warrants:	Cash-settled European-style call warrants, linked to the S&P 500® Daily Risk Control 10% USD Excess Return Index
Index:	S&P 500® Daily Risk Control 10% USD Excess Return Index (Bloomberg Ticker: SPXT10UE)
Index Sponsor:	S&P Dow Jones Indices LLC (the “Index Sponsor” or “S&P Dow Jones”).
Strike Date:	March 5, 2025
Trade Date:	March 5, 2025
Settlement Date:

March 10, 2025, subject to postponement if such day is not a Business Day as described under “General Terms of the Warrants — Market Disruption Events”.

We expect to deliver the Warrants against payment on the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Warrants in the secondary market on any date prior to one business day before delivery of the Warrants will be required, by virtue of the fact that each Warrant initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Expiration Date:	March 6, 2026, subject to postponement if such day is not a Trading Day and as described under “General Terms of the Warrants — Market Disruption Events”.
Cash Settlement Payment Date:	March 11, 2026, subject to postponement if such day is not a Business Day and as described under “General Terms of the Warrants — Market Disruption Events”.
Premium/Initial Investment and Minimum Purchase:

Up to $0.50 per Warrant, representing up to 5.00% of the Notional Amount per Warrant (references to “Initial Investment” shall also refer to the “Premium”), subject to a minimum purchase of up to 20,000 Warrants (for a total minimum Premium of at least $10,000.00). The actual Premium and corresponding minimum purchase will be set on the Strike Date.

Notional Amount:	$10.00 per Warrant
Number of Warrants and Aggregate Notional Amount:	[•] (for an aggregate Notional Amount of $[•])
Automatic Exercise:

The Warrants will be automatically exercised on the Expiration Date only if the Index Ending Level is greater than the Strike Level (which is equal to 100.00% of the Index Starting Level). You do not have the right to exercise your Warrants prior to the Expiration Date.

Payment upon Automatic Exercise:	If the Warrants are automatically exercised, you will receive, for each Warrant you own, the Cash Settlement Amount on the Cash Settlement Payment Date.
Cash Settlement Amount:

For each Warrant:

If the Index Ending Level is greater than the Strike Level, the Warrants will be automatically exercised, and UBS will pay you a cash payment on the Cash Settlement Payment Date, calculated as follows:

Notional Amount per Warrant × Strike Differential

The Warrants will expire worthless if the Index Ending Level is equal to or less than the Strike Level (which is equal to 100.00% of the Index Starting Level), causing you to lose all of your Initial Investment in the Warrants. Even if the Index Ending Level is greater than the Strike Level, if the Strike Differential is less than 5.00%, you will lose a significant portion of your Initial Investment in the Warrants.

Strike Differential:	The quotient, expressed as a percentage, of (i) the Index Ending Level minus the Strike Level divided by (ii) the Index Starting Level.
Index Starting Level:	[•], which is the Closing Level of the Index on the Strike Date, as determined by the Calculation Agent.
Strike Level:	[•], which is equal to 100.00% of the Index Starting Level, as determined by the Calculation Agent.
Index Ending Level:	The Closing Level of the Index on the Expiration Date, as determined by the Calculation Agent.
Options Approved Account:

In order to purchase the Warrants, you must have an options-approved account (or be a registered investment adviser with appropriate discretionary authority and an options-approved account) in which you are approved to purchase call options.

Calculation Agent:	UBS Securities LLC.
No Listing:	The Warrants will not be listed or displayed on any securities exchange or electronic communications network.
CUSIP / ISIN:	90308VGC9 / US90308VGC90

You should carefully consider the risks related to an investment in the Warrants described under “Risk Factors” beginning on page S-10 concerning an investment in the Warrants. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Warrants. You may lose a significant portion or all of your Initial Investment in the Warrants. The Warrants will not be listed or displayed on any securities exchange or any electronic communications network.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Warrants or passed upon the adequacy or accuracy of this document, the accompanying index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Warrants are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Warrant	Up to $0.50	$0.00	At least $0.50
Total	$	$	$

UBS Securities LLC	UBS Investment Bank

Additional Information About UBS and the Warrants

UBS has filed a registration statement (including a prospectus for the Warrants) with the Securities and Exchange Commission (the “SEC”), for the Warrants to which this document relates. You should read these documents and any other documents relating to the Warrants that UBS has filed with the SEC for more complete information about UBS and the Warrants. You may obtain these documents without cost from the SEC Website at www.sec.gov. Our Central Index Key, or CIK, on the SEC Website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦Index Supplement dated February 6, 2025:
http://www.sec.gov/Archives/edgar/data/1114446/000183988225007688/ubs_424b2-03745.htm

♦Prospectus dated February 6, 2025:
http://www.sec.gov/Archives/edgar/data/1114446/000119312525021845/d936490d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to the “Warrants” refer to the Call Warrants that are offered hereby. Also, references to the “index supplement” mean the UBS index supplement, dated February 6, 2025 and references to the “accompanying prospectus” means the UBS prospectus, titled “Debt Securities and Warrants”, dated February 6, 2025.

This document, together with the documents listed above, contains the terms of the Warrants and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, as the Warrants involve risks not associated with conventional securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Warrants.

If there is any inconsistency between the terms of the Warrants described in the accompanying prospectus, the accompanying index supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying index supplement; and finally, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Warrants prior to their issuance. In the event of any changes to the terms of the Warrants, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

S-i

TABLE OF CONTENTS

Prospectus Supplement

Prospectus Supplement Summary	S-1
Hypothetical Examples of How the Warrants Perform Upon Expiration	S-7
Hypothetical Return Profile Upon Expiration of Your Warrants	S-9
Risk Factors	S-10
Information About the Index	S-18
General Terms of the Warrants	S-22
Use of Proceeds and Hedging	S-26
Material U.S. Federal Income Tax Consequences	S-27
ERISA Considerations	S-30
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	S-31

Index Supplement

Index Supplement Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial AverageTM	IS-2
Nasdaq-100 Index®	IS-6
Russell 2000® Index	IS-13
S&P 500® Equal Weight Index	IS-21
S&P 500® Index	IS-23
S&P Select Sector Indices	IS-31
Non-U.S. Indices	IS-34
EURO STOXX 50® Index	IS-34
EURO STOXX® Banks Index	IS-40
FTSE® 100 Index	IS-46
MSCI Indexes	IS-52
MSCI-EAFE® Index	IS-52
MSCI® Emerging Markets IndexSM	IS-52
MSCI® Europe Index	IS-52
Nikkei 225 Index	IS-58
S&P/ASX 200 Index	IS-62
Swiss Market Index	IS-70
TOPIX®	IS-74

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	6
Where You Can Find More Information	7
Presentation of Financial Information	8
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	8
UBS AG	8
Swiss Regulatory Powers	10
Use of Proceeds	11
Description of Debt Securities We May Offer	11
Description of Warrants We May Offer	48
Legal Ownership and Book-Entry Issuance	65
Considerations Relating to Indexed Securities	69
Considerations Relating to Floating Rate Securities	72
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	75
U.S. Tax Considerations	77
Tax Considerations Under the Laws of Switzerland	88
Benefit Plan Investor Considerations	90
Plan of Distribution	92
Validity of the Securities	95
Experts	95

S-ii

Prospectus Supplement Summary

The following is a summary of some of the key features of the Warrants, as well as a discussion of factors you should consider before purchasing the Warrants. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus.

What are the Warrants?

The call warrants (the “Warrants”) are cash-settled warrants issued by UBS whose return is linked to the performance of the S&P 500® Daily Risk Control 10% USD Excess Return Index (Bloomberg Ticker: SPXT10UE; the “Index”). For further information concerning the Index, see “Information About the Index” herein. The Warrants are European-style call warrants that will expire worthless if the Closing Level of the Index on the Expiration Date (the “Index Ending Level”) is equal to or less than the “Strike Level”, which is equal to 100.00% of the Index Starting Level, and you will lose all of your Initial Investment in the Warrants. The “Index Starting Level” is the Closing Level of the Index on the Strike Date.

If the Index Ending Level is greater than the Strike Level, the Warrants will be automatically exercised and you will receive a cash payment on the Cash Settlement Payment Date equal to the Notional Amount multiplied by the Strike Differential. The “Strike Differential” is the quotient, expressed as a percentage, of (a) the Index Ending Level minus the Strike Level divided by (b) the Index Starting Level.

The Warrants are European-style and will be automatically exercised on the Expiration Date only if the Index Ending Level is greater than the Strike Level (which is equal to 100.00% of the Index Starting Level). The Warrants will not be exercised and will expire worthless, causing you to lose all of your Initial Investment in the Warrants, if the Index Ending Level is equal to or less than the Strike Level.

Furthermore, even if the Index Ending Level is greater than the Strike Level, you will incur a leveraged loss on your investment depending on if the Strike Differential is less than 5.00%. Neither you nor we can exercise the Warrants at any time prior to the Expiration Date.

♦Automatic Exercise if In-the-Money: If the Index Ending Level is greater than the Strike Level (which is equal to 100.00% of the Index Starting Level), the Warrants will be automatically exercised, and for each Warrant, UBS will pay the Cash Settlement Amount on the Cash Settlement Payment Date, calculated as follows:

Cash Settlement Amount = Notional Amount × the Strike Differential

♦Expire Worthless if At-the-Money or Out-of-the-Money: If the Index Ending Level is equal to or less than the Strike Level (which is equal to 100.00% of the Index Starting Level), the Warrants will expire worthless on the Expiration Date and you will lose all of your Initial Investment in the Warrants.

In this scenario, you will lose all of your Initial Investment and will not receive any cash payment upon expiration.

Investing in the Warrants involves significant risks. The Warrants will expire worthless if the Index Ending Level is equal to or less than the Strike Level (which is equal to 100.00% of the Index Starting Level), causing you to lose all of your Initial Investment in the Warrants. Even if the Index Ending Level is greater than the Strike Level, if the Strike Differential is less than 5.00%, you will lose a significant portion of your Initial Investment in the Warrants. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless and that you will lose all of your Initial Investment in the Warrants. Any payment on the Warrants is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Warrants and you could lose all of your Initial Investment. See “Risk Factors” beginning on page S-10 for risks related to an investment in the Warrants.

The “Premium” or “Initial Investment” will be up to $0.50 per Warrant, representing up to 5.00% of the Notional Amount per Warrant (to be set on the Strike Date).

The “Notional Amount” will be $10.00 per Warrant.

The “Strike Differential” is the quotient, expressed as a percentage, of (i) the Index Ending Level minus the Strike Level divided by (b) the Index Starting Level. The Strike Differential may be positive or negative and is calculated as follows:

Strike Differential =	Index Ending Level – Strike Level
Index Starting Level

The “Strike Level” is a level of the Index that is equal to 100.00% of the Index Starting Level.

The “Index Starting Level” will equal the Closing Level of the Index on the Strike Date, as determined by the Calculation Agent.

The “Index Ending Level” will be equal to the Closing Level of the Index on the Expiration Date, as determined by the Calculation Agent.

The “Strike Date” is March 5, 2025.

The “Trade Date” is March 5, 2025.

The “Settlement Date” is expected to be March 10, 2025 (three Business Days following the Trade Date), or if such day is not a Business Day, the next following Business Day, subject to postponement in the event of a Market Disruption Event as described under “General Terms of the Warrants — Market Disruption Events”.

The “Expiration Date” is March 6, 2026, or if such day is not a Trading Day, the next following Trading Date, subject to postponement in the event of a Market Disruption Event as described further under “General Terms of the Warrants — Market Disruption Events”.

The “Cash Settlement Payment Date” is March 11, 2026 (three Business Days following the Expiration Date), or if such day is not a Business Day, the next following Business Day, subject to postponement in the event of a Market Disruption Event as described under “General Terms of the Warrants — Market Disruption Events”.

UBS Securities LLC will serve as the Calculation Agent. For more specific information on the Calculation Agent, see “General Terms of the Warrants — Role of Calculation Agent” herein.

The Warrants are unsubordinated, unsecured contractual obligations of UBS and will rank equally with all of our other unsecured contractual obligations and unsecured and unsubordinated debt obligations, with a Premium of up to $0.50 per Warrant, and a minimum purchase of up to 20,000 Warrants (for a total minimum Premium of at least $10,000.00). Purchases in excess of the minimum amount may be made in integrals of one Warrant at a Premium of up to $0.50 per Warrant.

For more specific information about the Warrants, see “— What are the steps to calculate the Cash Settlement Amount?”, “— Hypothetical examples of how the Warrants perform upon Expiration”, and “General Terms of the Warrants” herein.

Selected Purchase Considerations

♦Risk of loss of entire investment if the Index Ending Level is equal to or less than the Strike Level — The Warrants are intended for investors who believe the Index Ending Level will be greater than the Strike Level (which is equal to 100.00% of the Index Starting Level) because, otherwise, the Warrants will expire worthless and you will lose all of your Initial Investment in the Warrants. For example, if the Index Ending Level declines relative to the Strike Level you will incur a total loss of your investment. Furthermore, even if the Index Ending Level is greater than the Strike Level, you will incur a leveraged loss on your investment if the Strike Differential is less than 5.00%. Any payment on the Warrants is subject to the creditworthiness of UBS.

♦The return on the Warrants will be based on the Closing Level of the Index on the Expiration Date — The Calculation Agent will determine whether the Warrants will expire worthless or be automatically exercised on the Expiration Date, and will determine the Cash Settlement Amount, if any, based only on the Index Ending Level. You will benefit only from any increase in the Index Ending Level relative to the Strike Level as the Cash Settlement Amount is based on the Closing Level of the Index on the Expiration Date as the Cash Settlement Amount is not based on the Closing Level of the Index on any day other than the Expiration Date. Because the Cash Settlement Amount, if any, will be determined by the Calculation Agent based on the Closing Level of the Index only on the Expiration Date, your return on the Warrants may be lower than if your return was based on the Closing Level on another day or period during the term of the Warrants.

♦Automatic exercise; worthless expiration — The Warrants will be automatically exercised or will expire worthless on the Expiration Date and are not exercisable at your discretion.

♦Minimum purchase — Minimum purchase of up to 20,000 Warrants (for a total minimum Premium of at least $10,000.00). The actual Premium and corresponding minimum purchase will be set on the Strike Date.

♦Options-approved account — In order to purchase the Warrants, you must have an options-approved account (or be a registered investment adviser with appropriate discretionary authority and an options-approved account) in which you are approved to purchase call options.

♦Tax consequences — Pursuant to the terms of the Warrants, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Warrants as prepaid derivative contracts (including, potentially, as options) for U.S. federal income tax purposes. If your Warrants are so treated you should recognize gain or loss upon the expiration or other taxable disposition of your Warrants in an amount equal to the difference between the amount that you realize and your tax basis in your Warrants. Such gain or loss should be long-term capital gain or loss if you have held your Warrants for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). In general, your tax basis in a Warrant should be equal to the amount you paid to acquire the Warrant. The deductibility of capital losses is subject to limitations. Prior to the expiration or other taxable disposition of your Warrants, you should generally not recognize any taxable income, gain or loss in respect of your Warrants. You are urged to review carefully the section entitled “Material U.S. Federal Income Tax Consequences” herein and consult your tax advisor concerning your tax situation.

What are some of the risks of the Warrants?

An investment in the Warrants involves significant risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” herein.

Risks Relating to Return Characteristics

♦Risk of the Warrants expiring worthless — The Warrants will expire worthless if the Index Ending Level is equal to or less than the Strike Level (which is equal to 100.00% of the Index Starting Level), causing you to lose all of your Initial Investment in the Warrants.

♦Risk of loss even if the Warrants have value on the Expiration Date — Even if the Warrants have value on the Expiration Date, if the increase of the Index Ending Level relative to the Strike Level is less than 5.00%, you will lose a significant portion of your Initial Investment in the Warrants. Any payment on the Warrants is subject to the creditworthiness of UBS.

♦The return on the Warrants will be based on the Closing Level of the Index on the Expiration Date — The Calculation Agent will determine whether the Warrants will expire worthless or be automatically exercised on the Expiration Date, and will determine the Cash Settlement Amount, if any, based on the Closing Level of the Index on the Expiration Date. Because the Cash Settlement Amount, if any, will be determined by the Calculation Agent based on the Closing Level of the Index only on the Expiration Date, you will not benefit from any increase in the Closing Level of the Index on any other day or period during the term of the Warrants other than the Expiration Date.

♦The Warrants will be automatically exercised on the Expiration Date — The Warrants will be automatically exercised on the Expiration Date only if the Index Ending Level is greater than the Strike Level (which is equal to 100.00% of the Index Starting Level) or the Warrants will expire worthless and you will lose all of your Initial Investment in the Warrants. Neither you nor we can exercise the Warrants at any time prior to the Expiration Date. Accordingly, unless you sell the Warrants prior to the Expiration Date, you will not be able to capture any beneficial changes in the level of the Index prior to the Expiration Date. Further, you do not have a choice as to whether the Warrants will be automatically exercised on the Expiration Date. Accordingly, you will not be able to benefit from any increase in the Closing Level of the Index that occurs on any day other than the Expiration Date.

♦The Warrants are suitable only for investors with options-approved accounts — In order to purchase the Warrants, you must have an options-approved account (or be a registered investment adviser with appropriate discretionary authority and an options-approved account) in which you are approved to purchase call options.

♦No interest payments — UBS will not pay any interest with respect to the Warrants.

Risks Relating to Characteristics of the Index

♦Market risk — The return on the Warrants, which may be negative, is directly linked to the performance of the Index and indirectly linked to the value of the underlying constituents and their issuers (the “Index Constituent Stocks”). The level of the Index can rise or fall sharply due to factors specific to the Index or its Index Constituent Stocks, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic, political and other conditions. In addition, the Warrants have an increased sensitivity to market risk. Because your investment in the Warrants provides for leveraged exposure to the Index, changes in the level of the Index (both positive and negative) will have a greater impact on the value of the Warrants prior to the Expiration Date and the Cash Settlement Amount, if any, on your Warrants on the Expiration Date. You, as an investor in the Warrants, should conduct your own investigation into the Index and Index Constituent Stocks.

♦The time remaining to the Expiration Date may adversely affect the market value of the Warrants — A portion of the market value of the Warrants at any time depends on the level of the Index at such time relative to the Strike Level and is known as the “intrinsic value” of the Warrant. As the Warrants will be issued with a Strike level that is equal to the Index Starting Level, the intrinsic value of the Warrants on the Trade Date (and any other date that the level of the Index is equal to or less than the Strike Level) will be zero. However, if the Warrants are in-the-money at any time, the intrinsic value of the Warrants will be positive. Another portion of the market value of a warrant at any time prior to expiration depends on the length of time remaining until the Expiration Date and is known as the “time value” of the Warrant. On the Trade Date, the time value of the Warrants represents their entire value; thereafter, the time value generally diminishes until, at expiration, the time value of the Warrants is zero. Assuming all other factors are held constant, the risk that the Warrants will expire worthless will increase the more the level of the Index decreases below the Strike Level and the shorter the time remaining until the Expiration Date. Therefore, the market value of the Warrants will reflect both the rise and decline in the level of the Index and the time remaining to the Expiration Date, among other factors. See also “— Risks Relating to Liquidity and Secondary Market Price Considerations” below.

♦You will have no shareholder rights or right to receive any Index Constituent Stocks — Investing in the Warrants will not make you a holder of any of the Index Constituent Stocks. Neither you nor any other holder or owner of the Warrants will have any rights with respect to the Index Constituent Stocks, including any voting rights, any rights to receive dividends or other distributions, any rights to make a claim against the Index Constituent Stocks or any other rights of a holder of the Index Constituent Stocks. Any Cash Settlement Amount will be paid in cash and you will have no right to receive delivery of any Index Constituent Stocks.

♦No assurance that the investment view implicit in the Warrants will be successful — It is impossible to predict whether and the extent to which the level of the Index will rise or fall. There can be no assurance that the Index Ending Level will be greater than the Strike Level. There can also be no assurance that the Index Ending Level will increase by 5.00% or more relative to the Strike Level and, consequently, whether the increase of the Index Ending Level will result in a positive return on your Initial Investment. The level of the Index will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuers of the Index Constituent Stocks (each, an “Index Constituent Stock Issuer”). You should be willing to accept the risks associated with the Index, and the risk of losing a significant portion or all of your Initial Investment.

Risks Relating to Liquidity and Secondary Market Price Considerations

♦There may be little or no secondary market for the Warrants — The Warrants will not be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Warrants may not develop. UBS Securities LLC and other affiliates of UBS intend, but are not required, to make a market for the Warrants and may stop making such market at any time. The price, if any, at which you may be able to sell your Warrants prior to the Expiration Date could be at a substantial discount from the Premium and to the intrinsic value of the Warrants and, as a result, you may suffer substantial losses.

♦Price of Warrants prior to the Expiration Date — The market price of the Warrants will be influenced by many unpredictable and interrelated factors, which and may offset or magnify each other, including the level of the Index; the volatility of the Index; any dividends paid on the Index Constituent Stocks; the time remaining to the Expiration Date of the Warrants; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; and the creditworthiness of UBS.

♦Impact of fees and the use of internal funding rates rather than secondary market credit spreads on the secondary market price of the Warrants — Generally, the price of the Warrants in the secondary market is likely to be lower than the Premium because the Premium includes, and secondary market prices are likely to exclude, the hedging costs, issuance costs and any projected profits. Furthermore, assuming no change in market conditions or any other relevant factors after purchase of the Warrants, the Warrants will be subject to a decline in value over time (generally known as time decay).

Risks Relating to Hedging Activities and Conflicts of Interest

♦Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the Index or any Index Constituent Stocks, as applicable, and/or listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of the Index or the Index Constituent Stocks, may adversely affect the performance of the Index and, therefore, the market value of, and return on, the Warrants.

♦Potential conflict of interest — UBS and its affiliates may engage in business with any Index Constituent Stock Issuers or trading activities related to the Index or any Index Constituent Stock, which may present a conflict between the interests of UBS and you, as a holder of the Warrants. There are also potential conflicts of interest between you and the Calculation Agent, which will be an affiliate of UBS and which will make potentially subjective judgments. The Calculation Agent will determine the Index Ending Level, whether the Warrants will expire worthless and the Cash Settlement Amount, if any. The Calculation Agent can also postpone the determination of the Index Starting Level or the Index Ending Level on the Strike Date or the Expiration Date, respectively. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Additionally, UBS and its affiliates act in various capacities with respect to the Warrants, including as a principal, agent or dealer in connection with the sale of the Warrants. Such affiliates, and any other third-party dealers, will derive compensation from the distribution of the Warrants and such compensation may serve as an incentive to sell these Warrants instead of other investments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Warrants in the secondary market.

♦Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of, and return on, the Warrants, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Warrants. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Warrants and the Index to which the Warrants are linked.

Risks Relating to General Credit Characteristics

♦Credit risk of UBS — The Warrants are unsubordinated, unsecured contractual obligations of the Issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Warrants, including any repayment of your Initial Investment, depends on the ability of UBS to satisfy its obligations as they come due. As a result UBS’ actual and perceived creditworthiness may affect the market value of the Warrants. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Warrants and you could lose all of your Initial Investment.

♦The Warrants are not standardized options issued by the Options Clearing Corporation — The Warrants are not standardized options of the type issued by the Options Clearing Corporation (the “OCC”), a clearing agency regulated by the SEC. The Warrants are unsubordinated, unsecured contractual obligations of UBS and will rank equally with all of our other unsecured contractual obligations and unsecured and unsubordinated debt obligations. Thus, unlike purchasers of OCC standardized options who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect from a clearing member’s failure, purchasers of Warrants must look solely to UBS for performance of its obligations to pay the Cash Settlement Amount, if any, upon expiration of the Warrants. Further, the secondary market for the Warrants, if any, will not be as liquid as the market for OCC standardized options and therefore, sales of the Warrants prior to the Expiration Date might result in a price that is at a discount to the theoretical value of the Warrants based on the then prevailing level of the Index and other factors as discussed herein “— Price of Warrants prior to the Expiration Date”.

Risks Relating to U.S. Federal Income Taxation

♦Uncertain tax treatment — Significant aspects of the tax treatment of the Warrants are uncertain. You are urged to consult your tax advisor about your own tax situation and to read “Material U.S. Federal Income Tax Consequences” herein.

The Warrants generally may be a suitable investment for you if:

♦You have an options-approved account (or are a registered investment adviser with appropriate discretionary authority and an options-approved account) in which you are approved to purchase call options.

♦You fully understand the risks inherent in an investment in the Warrants, including the risks of trading call options and seek leveraged exposure to the Index.

♦You understand and accept that if the Index Ending Level is equal to or less than the Strike Level, the Warrants will expire worthless resulting in a loss of all of your Initial Investment.

♦You fully understand the Warrants are leveraged investments that involve a high degree of risk that may result in the loss of a significant portion of your Initial Investment even if the Index Ending Level is greater than the Strike Level.

♦You believe the level of the Index will increase from the Index Starting Level to the Index Ending Level by more than 5.00%.

♦You are willing to invest in the Warrants based on the Premium and Notional Amount indicated on the cover hereof.

♦You can tolerate a loss of a significant portion or all of your Initial Investment.

♦You seek increased sensitivity to the market risk of the Index and can tolerate fluctuations in the price of the Warrants prior to the Expiration Date that will far exceed the fluctuations in the level of the Index.

♦You do not seek current income from your investment.

♦You understand and accept the market risks associated with the Index.

♦You are willing to hold the Warrants until the Expiration Date and accept that there may be little or no secondary market for the Warrants.

♦You are willing to assume the credit risk of UBS for all payments under the Warrants, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of your Initial Investment.

The Warrants generally may not be a suitable investment for you if:

♦You do not have an options-approved account (or are a registered investment adviser with appropriate discretionary authority and an options-approved account) in which you are approved to purchase call options.

♦You do not fully understand the risks inherent in an investment in the Warrants, including the risks of trading call options or you do not seek leveraged exposure to the Index.

♦You do not understand or cannot accept that if the Index Ending Level is equal to or less than the Strike Level, the Warrants will expire worthless resulting in a loss of all of your Initial Investment.

♦You do not fully understand the Warrants are leveraged investments that involve a high degree of risk that may result in the loss of a significant portion of your Initial Investment even if the Index Ending Level is greater than the Strike Level.

♦You require an investment designed to provide a full return of your initial investment after the Expiration Date.

♦You believe the level of the Index will decline from the Index Starting Level to the Index Ending Level or that the Index Ending Level will increase by less than 5.00%.

♦You are not willing to invest in the Warrants based on the Premium or Notional Amount indicated on the cover hereof.

♦You do not seek increased sensitivity to the market risk of the Index or cannot tolerate fluctuations in the price of the Warrants prior to the Expiration Date that will far exceed the downside fluctuations in the level of the Index.

♦You seek current income from this investment.

♦You do not understand or accept the market risks associated with the Index.

♦You are unable or unwilling to hold the Warrants to the Expiration Date or you seek an investment for which there will be an active secondary market.

♦You are not willing to assume the credit risk of UBS for all payments under the Warrants.

The suitability considerations identified above are not exhaustive. Whether or not the Warrants are a suitable investment for you will depend on your individual circumstances. You are urged to consult your investment, legal, tax, accounting and other advisors and carefully consider the suitability of an investment in the Warrants in light of your particular circumstances. You should review “Information About the Index” herein for more information on the Index. You should also review carefully the “Risk Factors” beginning on page S-10 of this prospectus supplement.

What are the steps to calculate the Cash Settlement Amount?

Set forth below is an explanation of the steps necessary to calculate the Cash Settlement Amount.

Step 1: Calculate the Index Ending Level

The Index Ending Level is the Closing Level of the Index on the Expiration Date, as determined by the Calculation Agent.

Step 2: Calculate the Strike Differential

The Strike Differential is the quotient, expressed as a percentage, of (i) the Index Ending Level minus the Strike Level divided by (b) the Index Starting Level. Expressed as a formula:

Strike Differential =	Index Ending Level – Strike Level
Index Starting Level

Step 3: Determine if the Warrants will be automatically exercised or will expire worthless

♦Automatic Exercise if In-the-Money: If the Index Ending Level is greater than the Strike Level (which is equal to 100.00% of the Index Starting Level), the Warrants will be automatically exercised for the Cash Settlement Amount.

♦Expire Worthless if At-the-Money or Out-of-the-Money: If the Index Ending Level is equal to or less than the Strike Level (which is equal to 100.00% of the Index Starting Level), the Warrants will expire worthless on the Expiration Date and you will lose all of your Initial Investment in the Warrants.

In this scenario, you will lose all of your Initial Investment and will not receive any cash payment upon expiration.

Step 4: If the Warrants are Automatically Exercised, calculate the Cash Settlement Amount

If the Warrants are automatically exercised, UBS will pay for each Warrant the Cash Settlement Amount on the Cash Settlement Payment Date, calculated as follows:

Cash Settlement Amount = Notional Amount × the Strike Differential

Investing in the Warrants involves significant risks. The Warrants will expire worthless if the Index Ending Level is equal to or less than the Strike Level (which is equal to 100.00% of the Index Starting Level), causing you to lose all of your Initial Investment in the Warrants. Even if the Index Ending Level is greater than the Strike Level, if the Strike Differential is less than 5.00%, you will lose a significant portion of your Initial Investment in the Warrants. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless and that you will lose all of your Initial Investment in the Warrants. Any payment on the Warrants is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Warrants and you could lose all of your Initial Investment. See “Risk Factors” beginning on page S-10 for risks related to an investment in the Warrants.

Hypothetical Examples of How the Warrants Perform Upon Expiration

The examples below are provided for illustrative purposes only and are purely hypothetical. The below examples do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Index relative to the Strike Level and the amounts may be rounded for ease of analysis. We cannot predict the Index Ending Level. You should not take these examples as an indication or assurance of the expected performance of the Index. The actual terms for the Warrants will be set on the Strike Date.

Assumptions for Hypothetical Examples and Hypothetical Return Profile:

Term:		Approximately 12 months
Premium:		$0.50 per Warrant, representing 5.00% of the Notional Amount per Warrant.
Notional Amount:		$10.00 per Warrant.
Automatic Exercise:

The Warrants will be automatically exercised on the Expiration Date only if the Index Ending Level is greater than the Strike Level. Neither you nor we have the right to exercise your Warrants prior to the Expiration Date.

Payment upon Automatic Exercise:		If the Warrants are automatically exercised, you will receive the Cash Settlement Amount per Warrant, where: Cash Settlement Amount = Notional Amount × the Strike Differential
	Strike Differential =	Index Ending Level – Strike Level
Index Starting Level
Index Starting Level:		300.00
Strike Level:		300.00, which is 100.00% of the Index Starting Level.

Example 1: The Index Ending Level is 270.00, a 10.00% decrease from the Index Starting Level.

Because the Index Ending Level is equal to or less than the Strike Level, your Warrant will expire worthless, resulting in a loss of all of your Initial Investment in the Warrant. This example demonstrates that the Warrants are issued at-the-money relative to the Strike Level.

Example 2: The Index Ending Level is 303.00, a 1.00% increase from the Index Starting Level.

Because the Index Ending Level is greater than the Strike Level, your Warrant will be automatically exercised and your Cash Settlement Amount will be calculated as follows:

Cash Settlement Amount = Notional Amount × Strike Differential = $10.00 × 1.00% = $0.10

This example illustrates that a 1.00% increase in the Index Ending Level relative to the Strike Level will result in a Cash Settlement Amount of $0.10 for each Warrant. In this scenario, the corresponding loss on your Initial Investment in the Warrants is 80.00%.

Example 3: The Index Ending Level is 309.00, a 3.00% increase from the Index Starting Level.

Because the Index Ending Level is greater than the Strike Level, your Warrant will be automatically exercised and your Cash Settlement Amount will be calculated as follows:

Cash Settlement Amount = Notional Amount × Strike Differential = $10.00 × 3.00% = $0.30

This example illustrates that a 5.00% increase in the Index Ending Level relative to the Strike Level will result in a Cash Settlement Amount of $0.30 for each Warrant. In this scenario, the corresponding loss on your Initial Investment in the Warrants is 40.00%.

Example 4: The Index Ending Level is 315.00, a 5.00% increase from the Index Starting Level.

Because the Index Ending Level is greater than the Strike Level, your Warrant will be automatically exercised and your Cash Settlement Amount will be calculated as follows:

Cash Settlement Amount = Notional Amount × Strike Differential = $10.00 × 5.00% = $0.50

This example illustrates that a 5.00% increase in the Index Ending Level relative to the Strike Level will result in a Cash Settlement Amount of $0.50 for each Warrant, equal to the Premium paid per Warrant. In this scenario, the corresponding return on your Initial Investment in the Warrants is 0.00%.

Example 5: The Index Ending Level is 330.00, a 10.00% increase from the Index Starting Level.

Because the Index Ending Level is greater than the Strike Level, your Warrant will be automatically exercised and your Cash Settlement Amount will be calculated as follows:

Cash Settlement Amount = Notional Amount × Strike Differential = $10.00 × 10.00% = $1.00

This example illustrates that a 10.00% increase in the Index Ending Level relative to the Strike Level will result in a Cash Settlement Amount of $1.00 for each Warrant. In this scenario, the corresponding return on your Initial Investment in the Warrants is 100.00%.

Example 6: The Index Ending Level is 300.00, a 0.00% increase from the Index Starting Level.

Because the Index Ending Level is equal to or less than the Strike Level, the Warrants will expire worthless, resulting in a loss of all of your Initial Investment in the Warrants. This example demonstrates that the Warrants are issued at-the-money relative to the Strike Level.

Hypothetical Return Profile Upon Expiration of Your Warrants

Any table, chart or calculation showing hypothetical payment amounts in this prospectus supplement is provided for purposes of illustration only. It should not be viewed as an indication or prediction of future investment results. Rather, it is intended merely to illustrate the impact that various hypothetical Index Ending Levels could have on your payment on the Cash Settlement Payment Date, as calculated in the manner described herein. Such hypothetical table, chart or calculation is based on levels for the Index that may not be achieved and on assumptions regarding terms of the Warrants as specified under “Hypothetical Examples of How the Warrants Perform Upon Expiration”; the actual terms of the Warrants will be set on the Strike Date. Amounts may also be rounded for ease of analysis.

As calculated herein, the hypothetical payment amounts on your Warrants on the Cash Settlement Payment Date may bear little or no relationship to the actual market value of your Warrants on that date or at any other time, including any time over the term of the Warrants that you might wish to sell your Warrants. In addition, you should not view the hypothetical payment amounts as an indication of the possible financial return on an investment in your Warrants, since the financial return will be affected by various factors, including taxes, which the hypothetical information does not take into account. Moreover, whatever the financial return on your Warrants might be, it may bear little relation to—and may be much less than—the financial return that you might achieve were you to invest in a long position on the Index or the Index Constituent Stocks. This may cause the financial return on your Warrants to differ from the financial return you would receive by investing in a long position on the Index or the Index Constituent Stocks.

We describe various risk factors that may affect the market value of the Warrants, and the unpredictable nature of that market value, under “Risk Factors” beginning on page S-10 of this prospectus supplement.

We cannot predict the levels of the Index during the term of your Warrants or, therefore, whether the Index Ending Level will be greater than the Strike Level. Moreover, the assumptions we make in connection with any hypothetical information herein may not reflect actual events. Consequently, that information may give little or no indication of the Cash Settlement Amount (if any) that may be delivered in respect of your Warrants on the Cash Settlement Payment Date, nor should it be viewed as an indication of the financial return on your Warrants or of how that return might compare to the financial return on a hypothetical direct investment in the Index or the Index Constituent Stocks.

Index Ending Level	Percentage Change from the Index Starting Level	Strike Differential	Cash Settlement Amount	Cash Settlement Amount minus Premium	Cash Settlement Amount minus Premium as Percentage Return on Premium
420.00	40.00%	40.00%	$4.00	$3.50	700.000%
405.00	35.00%	35.00%	$3.50	$3.00	600.000%
390.00	30.00%	30.00%	$3.00	$2.50	500.000%
375.00	25.00%	25.00%	$2.50	$2.00	400.000%
360.00	20.00%	20.00%	$2.00	$1.50	300.000%
345.00	15.00%	15.00%	$1.50	$1.00	200.000%
330.00	10.00%	10.00%	$1.00	$0.50	100.000%
321.00	7.00%	7.00%	$0.70	$0.20	40.000%
315.00	5.00%	5.00%	$0.50	$0.00	0.000%
309.00	3.00%	3.00%	$0.30	-$0.20	-40.000%
303.00	1.00%	1.00%	$0.10	-$0.40	-80.000%
300.00	0.00%	0.00%	$0.00	-$0.50	-100.000%
285.00	-5.00%	-5.00%	$0.00	-$0.50	-100.000%
270.00	-10.00%	-10.00%	$0.00	-$0.50	-100.000%
150.00	-50.00%	-50.00%	$0.00	-$0.50	-100.000%
0.00	-100.00%	-100.00%	$0.00	-$0.50	-100.000%

Risk Factors

An investment in the Warrants involves significant risks. The return on the Warrants is linked to the performance of the Index. The Warrants provide the opportunity to earn a return, if any, based on the Notional Amount rather than the Premium, through a leveraged investment from possible increases in the level of the Index and will depend on whether, and the amount by which, the Index Ending Level is greater than the Strike Level. Investing in the Warrants is not equivalent to, and will not reflect the return you would realize from a hypothetical direct investment in the Index or the Index Constituent Stocks. This section describes the most significant risks relating to the Warrants. We urge you to read the following information about these risks, together with the other information in this prospectus supplement, the accompanying index supplement and the accompanying prospectus before investing in the Warrants.

Risks Relating to Return Characteristics

The Warrants will expire worthless if the Index Ending Level is equal to or less than the Strike Level (which is equal to 100.00% of the Index Starting Level), causing you to lose all of your Initial Investment in the Warrants and you may lose a significant portion of your Initial Investment even if the Warrants have value on the Expiration Date.

The Warrants are leveraged investments that involve a high degree of risk, which may result in the Warrants expiring worthless. The Warrants will expire worthless if the Index Ending Level is equal to or less than the Strike Level (which is equal to 100.00% of the Index Starting Level), causing you to lose all of your Initial Investment in the Warrants. Even if the Index Ending Level is greater than the Strike Level, if the Strike Differential is less than 5.00%, you will lose a significant portion of your Initial Investment in the Warrants. This feature increases the risk of a substantial or total loss of your Initial Investment in the Warrants. Any payment on the Warrants is subject to the creditworthiness of UBS.

The return on the Warrants will be based on the Closing Level of the Index on the Expiration Date.

The Calculation Agent will determine whether the Warrants will expire worthless or be automatically exercised on the Expiration Date and the Cash Settlement Amount, if any, will be based only on the Index Ending Level. You will benefit only from any increase in the Index Ending Level relative to the Strike Level as the Cash Settlement Amount is based on the Closing Level of the Index on the Expiration Date as the Cash Settlement Amount is not based on the Closing Level of the Index on any day other than the Expiration Date. Because the Cash Settlement Amount, if any, will be determined by the Calculation Agent based on the Closing Level of the Index only on the Expiration Date, your return on the Warrants may be lower than if your return was based on the Closing Level on another day or period during the term of the Warrants.

The Warrants will be automatically exercised on the Expiration Date.

The Warrants will be automatically exercised on the Expiration Date only if the Index Ending Level is greater than the Strike Level (which is equal to 100.00% of the Index Starting Level) or the Warrants will expire worthless and you will lose all of your Initial Investment in the Warrants. Neither you nor we can exercise the Warrants at any time prior to the Expiration Date. Accordingly, unless you sell the Warrants prior to the Expiration Date, you will not be able to capture any beneficial changes in the level of the Index prior to the Expiration Date. Further, you do not have a choice as to whether the Warrants will be automatically exercised on the Expiration Date. Accordingly, you will not be able to benefit from any increase in the Closing Level of the Index that occurs on any date other than on the Expiration Date.

The Warrants are suitable only for investors with options-approved accounts.

We are requiring that Warrants be sold only to investors with options-approved accounts approved for the purchase of call options. Investors considering purchasing the Warrants should be experienced with respect to options and options transactions and reach an investment decision only after carefully considering, with their advisors, the suitability of the Warrants in light of their particular circumstances.

The Warrants are subject to increased market risk of the Index.

The return on the Warrants, which may be positive or negative, is directly linked to the performance of the Index and indirectly linked to the performance of the Index Constituent Stocks and Index Constituent Stock Issuers. The level of the Index can rise or fall sharply due to factors specific to the Index or its Index Constituent Stocks, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic and political conditions. In addition, the Warrants have an increased sensitivity to market risk. Because your investment in the Warrants provides for leveraged exposure to the Index, changes in the level of the Index (both positive and negative) will have a greater impact on the value of the Warrants prior to the Expiration Date, and the Cash Settlement Amount, if any, on your Warrants on the Expiration Date. You, as an investor in the Warrants, should conduct your own investigation into the Index and Index Constituent Stocks.

The time remaining to the Expiration Date may adversely affect the market value of the Warrants.

A portion of the market value of the Warrants at any time depends on the level of the Index at such time relative to the Strike Level and is known as the “intrinsic value” of the Warrant. As the Warrants will be issued with a Strike level that is equal to the Index Starting Level, the intrinsic value of the Warrants on the Trade Date (and any other date that the level of the Index is equal to or less than the Strike Level) will be zero. However, if the Warrants are in-the-money at any time, the intrinsic value of the Warrants will be positive. Another portion of the market value of a warrant at any time prior to expiration depends on the length of time remaining until the Expiration Date and is known as the “time value” of the warrant. On the Trade Date, the time value of the Warrants represents their entire value; thereafter, the time value generally diminishes until, at expiration, the time value of the Warrants is zero. Assuming all other factors are held constant, the risk that the Warrants will expire worthless will increase the more the level of the Index decreases below the Strike Level and the shorter the time remaining until the Expiration Date. Therefore, the market value of the Warrants will reflect both the rise and decline in the level of the Index and the time remaining to the Expiration Date, among other factors. See also “— Risks Relating to Liquidity and Secondary Market Price Considerations” below.

You will have no shareholder rights or right to receive any Index Constituent Stocks.

Investing in the Warrants will not make you a holder of any of the Index Constituent Stocks. Neither you nor any other holder or owner of the Warrants will have any rights with respect to the Index Constituent Stocks, including any voting rights, any rights to receive dividends or other distributions, any rights to make a claim against the Index Constituent Stocks or any other rights of a holder of the Index Constituent Stocks. Any Cash Settlement Amount will be paid in cash and you will have no right to receive delivery of any Index Constituent Stocks.

There can be no assurance that the investment view implicit in the Warrants will be successful.

It is impossible to predict whether and the extent to which the level of the Index will rise or fall. There can be no assurance that the Index Ending Level will be greater than the Strike Level. There can also be no assurance that the Index Ending Level will be greater than the Strike Level by 5.00% or more and, consequently, whether the increase of the Index Ending Level relative to the Strike Level will result in a positive return on your Initial Investment. The level of the Index will be influenced by complex and interrelated political, economic, financial and other factors that affect the Index Constituent Stock Issuers. You should be willing to accept the risks associated with the relevant markets tracked by the Index and the Index Constituent Stocks, and the risk of losing a significant portion or all of your Initial Investment.

You will not receive interest payments on the Warrants.

UBS will not pay any interest with respect to the Warrants.

Risks Relating to Characteristics of the Index

UBS and its affiliates have no affiliation with the Index Sponsor and are not responsible for its public disclosure of information.

We and our affiliates are not affiliated with the Index Sponsor (except for licensing arrangements) and have no ability to control or predict its actions, including any errors in, or discontinuation of, public disclosure regarding methods or policies relating to the calculation of the Index. If the Index Sponsor discontinues or suspends the calculation of the Index, it may become difficult to determine the Index Ending Level of the Index on the Expiration Date, the market value of the Warrants and the Cash Settlement Amount.

If events such as these occur, or if a relevant level is not available because of a market disruption event or for any other reason, and no successor index is selected, the Calculation Agent may determine the relevant level—and thus any Cash Settlement Amount, if applicable,— as described under “General Terms of the Warrants — Market Disruption Events”, “— Role of Calculation Agent” and “— Discontinuance of, Adjustments to, or Benchmark Event Affecting, the Index; Alteration of Method of Calculation” in this prospectus supplement. The Index Sponsor is not involved in the offer of the Warrants in any way and has no obligation to consider your interests as an owner of the Warrants in taking any actions that might affect the market value of, and return on, your Warrants.

We have derived the information about the Index Sponsor and the Index from publicly available information, without independent verification. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Index Sponsor or the Index. You, as an investor in the Warrants, should make your own independent investigation into the Index Sponsor and the Index for your Warrants.

Changes affecting the Index, including regulatory changes, could have an adverse effect on the market value of, and return on, your Warrants.

The policies of the Index Sponsor concerning additions, deletions and substitutions of the underlying constituents and the manner in which the Index Sponsor takes account of certain changes affecting those underlying constituents may adversely affect the level of the Index. The policies of the Index Sponsor with respect to the calculation of the Index could also adversely affect the level of the Index. The Index Sponsor may discontinue or suspend calculation or dissemination of the Index.

Further, indices that are deemed “benchmarks” have been, and continue to be, the subject of regulatory guidance and proposal for reform. While some of these reforms are yet to be implemented, the International Organization of Securities Commissions’ Principles for Financial Benchmarks and the European Union’s (the “EU”) Regulation (EU) 2016/1011 on indices used as benchmarks in certain financial instruments and financial contracts or to measure the performance of investment funds (together, the “EU benchmarks regulation”) may apply to the Warrants.

The EU benchmarks regulation regulates “contributors”, “administrators” and “users” of benchmarks in the EU, including UBS. Among other things, the EU benchmarks regulation (i) requires benchmark administrators (such as the index sponsor of an underlying index) to be authorized or registered and to comply with extensive requirements in relation to the administration of benchmarks and (ii) prevents certain uses by EU supervised entities, including UBS, of benchmarks of administrators that are not authorized or registered. If a benchmark administrator is located outside of the EU, the EU benchmark regulation allows compliance through an equivalent or otherwise recognized regime.

The occurrence of a Benchmark Event (as defined herein under “General Terms of the Warrants — Discontinuance of, Adjustments to, or Benchmark Event Affecting, the Index; Alteration of Method of Calculation”), such as the failure of a benchmark (the Index) or the administrator (the Index Sponsor) or user of a benchmark (such as UBS), to comply with the authorization, equivalence or other requirements of the benchmarks regulation, may result in the discontinuation of the relevant benchmark or a prohibition on its use. If these or other events occur, then the Calculation Agent may select a successor index, reference a replacement basket or use an alternative method of calculation, in each case, in a manner it considers appropriate, or, if it determines that no successor index, replacement basket or alternative method of calculation would be comparable to the Index, it may deem the Closing Level of the Index on a trading day reasonably proximate to the date of such event to be its Closing Level on each applicable date. Such events and the potential adjustments are described further herein under “General Terms of the Warrants — Discontinuance of, Adjustments to, or Benchmark Event Affecting, the Index; Alteration of Method of Calculation”. Notwithstanding the ability of the Calculation Agent to make any of the foregoing adjustments, any such change or event could adversely affect the market value of, and return on, the Warrants

Historical performance of the Index and the Index Constituent Stocks should not be taken as an indication of the future performance of the Index or the Index Constituent Stocks, respectively, during the term of the Warrants.

The market prices of the Index Constituent Stocks will determine the level of the Index. The historical performance of the Index and the Index Constituent Stocks should not be taken as an indication of the future performance of the Index or the Index Constituent Stocks, respectively. As a result, it is impossible to predict whether the level of the Index will rise or fall. Market prices of the Index Constituent Stocks will be influenced by complex and interrelated political, economic, financial, judicial, force majeure and other factors that can affect their market prices.

Notwithstanding that the title of the Index includes the phrase “Risk Control,” the Index may decrease significantly more or increase significantly less than the S&P 500® Total Return Index.

The Index, through the S&P 500® Daily Risk Control 10% USD Total Return Index (the “Risk Control Index”), is intended to provide investors with exposure to the S&P 500® Total Return Index (the “Total Return Index”) subject to a risk control strategy that dynamically increases or decreases the exposure to the Total Return Index in an attempt to achieve a 10% volatility target. The Risk Control Index’s exposure to the Total Return Index can be greater than, less than or equal to 100%. The performance of the Index is not taken into account when implementing the risk control strategy and could result in leveraged exposure to the Total Return Index in a falling stock market or deleveraged exposure to the Total Return Index in a rising stock market. Additionally, the Index is the excess return version of the Risk Control Index. As an excess return index, the Index is designed to measure the return on a hypothetical investment in the Risk Control Index that is made with hypothetically borrowed funds. Borrowing costs for these funds are assessed at a rate of SOFR plus 0.02963%. Any positive performance of the Risk Control Index will be offset by such hypothetical borrowing costs. Therefore, although the title of the Index includes the phrase “Risk Control,” the Index may decrease significantly more or increase significantly less than the Total Return Index and your Warrants are not necessarily less risky than Warrants linked to the Total Return Index.

The return on your Warrants is based on the Index which reflects excess return and will be reduced by borrowing costs at the Index level.

The Index is the excess return version of the Risk Control Index, meaning that it is designed to measure the return on a hypothetical investment in the Risk Control Index that is made with hypothetically borrowed funds. Borrowing costs for these funds are assessed at a rate of SOFR plus 0.02963%. Such costs will reduce any positive performance of the Risk Control Index (and, thereby, the Index) and will increase any negative performance of the Risk Control Index (and, thereby, the Index). In order to receive a positive return on your Warrants, the return of the Risk Control Index must exceed the borrowing costs at the Index level. Because the return of the Index is equal to the return of the Risk Control Index minus borrowing costs, the return of the Index will always be less than the return of the Risk Control Index.

There is no assurance that calculating realized volatility as the greater of short-term volatility and long-term volatility is the best way to measure realized volatility.

With regard to the Risk Control Index, “realized volatility” is a measurement of variations in the historical daily returns of the Total Return Index from the day that is two Risk Control Index calculation days before the inception date (May 13, 2009) of the Risk Control Index to the day that is two Risk Control Index calculation days before the current Risk Control Index calculation day. As a result, the measurement period for realized volatility will always have the same start date and will continue to get longer with each new Risk Control Index calculation day. Realized volatility is calculated as the greater of short-term volatility and long-term volatility. When the volatility of the Total Return Index increases (or decreases), short-term volatility will increase (or decrease) more quickly than long-term volatility. Because realized volatility is the greater of short-term volatility and long-term volatility, realized volatility will increase quickly when volatility increases, which will quickly reduce exposure to the Total Return Index. Conversely, because realized volatility is the greater of short-term volatility and long-term volatility, realized volatility will decrease slowly when volatility decreases, which in turn will gradually increase exposure to the Total Return Index. There is no assurance that calculating realized volatility as the greater of short-term volatility and long-term volatility or using a measurement period with a set start date that continues to get longer with each new Risk Control Index calculation day is the best way to measure realized volatility. It is possible that exclusively relying on short-term volatility or long-term volatility or on the lesser of short-term volatility and long-term volatility is a more reliable way to measure realized volatility.

The Index will not reflect the most current volatility of the Total Return Index.

The Risk Control Index is rebalanced using a leverage factor at the close of each Risk Control Index calculation day in order to adjust its exposure to the Total Return Index based on the applicable realized volatility. Although the Risk Control Index is rebalanced at the close of each Risk Control Index calculation day, because of how the leverage factor is calculated, there is a lag of two Risk Control Index calculation days between the calculation of the leverage factor and the rebalancing of the Risk Control Index in accordance with that leverage factor. Therefore, on any given Risk Control Index calculation day, the leverage factor that determines the Risk Control Index’s exposure to the Total Return Index for such Risk Control Index calculation day will be based on the realized volatility of the Total Return Index from two Risk Control Index calculation days prior. Due to this two-day lag and the fact that realized volatility can fluctuate significantly during this period, and even during a single day, the Risk Control Index will not be rebalanced to reflect (and therefore the Index will not reflect) the realized volatility of the Total Return Index as of the rebalancing day and will not have an actual volatility of 10%. As a result, if there is a rapid and severe decline in the level of the Total Return Index, due to the two-day lag, the Risk Control Index may not rebalance into the hypothetical cash position until the Index has declined by a substantial amount.

There is no guarantee that the Index will achieve the 10% volatility target.

The exposure of the Risk Control Index (and therefore the Index) to the Total Return Index is subject to a maximum leverage factor of 150%, which may limit the ability of the Risk Control Index (and therefore the Index) to fully achieve a volatility target of 10% if achieving such volatility target would require a leverage factor in excess of 150%. Therefore, there is no guarantee that the Risk Control Index (and therefore the Index) will achieve the 10% volatility target.

You may be exposed to borrowing costs at the Risk Control Index level.

The exposure of the Risk Control Index to the Total Return Index can be greater than, less than or equal to 100%. Exposure in excess of 100% (i.e., leverage) is achieved by hypothetically borrowing cash at a rate of SOFR plus 0.02963% for the exposure above 100%. As leverage increases, borrowing costs increase.

The cost of borrowing is ignored when determining leverage above 100% (subject to a maximum leverage factor of 150%), even if a prudent investor would choose not to borrow money to invest in the Total Return Index at such time. The cost of borrowing may exceed the returns from the Total Return Index if the return of the Total Return Index decreases or if the rate of SOFR plus 0.02963% increases (or both).

Controlled volatility does not mean the Index will have lower volatility than the Total Return Index.

The Index, through the Risk Control Index, employs a risk-control strategy that uses mathematical equations to target 10% volatility. The strategy does not have a goal of achieving lower volatility than the Total Return Index. In fact, if the realized volatility of the Total Return Index is less than the volatility target of 10%, the exposure to the Total Return Index will be increased in an attempt to raise the volatility of the Risk Control Index to 10%. Any time the exposure to the Total Return Index is greater than 100%, the Risk Control Index would be more volatile than the Total Return Index.

Low volatility does not necessarily mean the Risk Control Index will outperform the Total Return Index or that the Index will have positive performance.

The Index, through the Risk Control Index, employs a risk-control strategy that uses mathematical equations to target 10% volatility. Even if the Risk Control Index achieves its 10% volatility target, there is no guarantee that the Risk Control Index will outperform the Total Return Index or that the underlier return will be positive. For example, if the performance of the Total Return Index remains stable or steadily decreases over time, the 10% volatility target will not cause the Risk Control Index to outperform the Total Return Index or result in a positive Risk Control Index return. Moreover, the underlier return will be less than the Risk Control Index return due to its excess return feature and the borrowing costs thereof.

There may be overexposure to the Total Return Index in falling stock markets or underexposure in rising stock markets.

The Index, through the Risk Control Index, is designed to achieve a volatility target of 10% regardless of the direction of price movements in the market. Therefore, in rising stock markets if realized volatility is higher than the volatility target, some of the Risk Control Index’s exposure (and therefore the Index’s exposure) will be moved from the Total Return Index to the hypothetical cash position, and the Risk Control Index (and therefore the Index) will experience lower returns than if the full exposure was maintained in the Total Return Index. In contrast, if realized volatility is less than the volatility target in a falling stock market, the Risk Control Index (and therefore the Index) will be exposed to more than 100% of the losses in the Total Return Index and the Risk Control Index (and therefore the Index) will experience lower returns than the Total Return Index. The hypothetical cash position has represented a very significant portion of the Risk Control Index in the past. Any rebalancing into a hypothetical cash position will limit your return on the Warrants.

The exposure to the Total Return Index may be rebalanced into a hypothetical cash position on any or all days during the term of the Warrants.

The Index, through the Risk Control Index, has a daily rebalancing feature which can result in a rebalancing between the exposure to the Total Return Index and the hypothetical cash position. This could have the effect of reducing the exposure of the Total Return Index to less than 100% in an attempt to reduce the volatility to 10%. The minimum leverage factor is 0%. Therefore, there is no guarantee that the Risk Control Index will not be rebalanced so that the hypothetical cash position represents a significant portion of the Risk Control Index (up to 100% of the Index). Any rebalancing into a hypothetical cash position will limit your return on the Warrants. Typically, a portion of the Risk Control Index’s exposure has been to the hypothetical cash position.

On December 20, 2021, each of the Index and the Risk Control Index discontinued its use of overnight U.S. dollar LIBOR for all purposes and replaced such rate.

On December 20, 2021, the Index discontinued use of overnight U.S. dollar LIBOR for all purposes and replaced such rate with SOFR plus 0.02963%. Therefore, beginning on such date, the Index measures the return on a hypothetical investment in the Risk Control Index that is made with hypothetically borrowed funds at costs assessed at a rate of SOFR plus 0.02963%. Further, from such date, if the Risk Control Index increases its exposure to the Total Return Index to more than 100% to achieve the 10% volatility target, such exposure will be achieved by hypothetically borrowing cash at a rate of SOFR plus 0.02963%. If the Risk Control Index decreases its exposure to the Total Return Index to less than 100% to achieve the 10% volatility target, such exposure will be achieved by hypothetically selling some of the exposure to the Total Return Index, which results in a hypothetical cash position that accrues interest at SOFR plus 0.02963%.

Replacement of overnight U.S. dollar LIBOR with SOFR plus 0.02963% could potentially result in higher borrowing costs being deducted from the return of the Risk Control Index. As discussed above under “— The return on your Warrants is based on the Index which reflects excess return and will be reduced by borrowing costs at the Index level”, increases in the borrowing costs will offset any positive performance of the Risk Control Index (and, thereby, Index) and will increase any negative performance of the Risk Control Index (and, thereby, Index). As a result, the use of SOFR plus 0.02963% may adversely affect the performance of Index and the Risk Control Index and could reduce the amount payable in respect of your Warrants.

Historical information regarding the performance of Index and the Risk Control Index as of any date, or for any period, prior to December 20, 2021 was during a period in which Index and the Risk Control Index used overnight U.S. dollar LIBOR instead of SOFR plus 0.02963%. Extremely limited historical information regarding the performance of Index and the Risk Control Index subsequent to their discontinued use of overnight U.S. dollar LIBOR is available, which may make it difficult for you to make an informed decision with respect to the Warrants.

The historical levels of SOFR are not an indication of the future levels of SOFR.

In the past, the level of SOFR has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of SOFR are not necessarily indicative of future levels. Any historical upward or downward trend in SOFR is not an indication that SOFR is more or less likely to increase or decrease at any time, and you should not take the historical levels of SOFR as an indication of its future performance.

Certain risks related to SOFR.

On June 22, 2017, the Alternative Reference Rates Committee (“ARRC”) convened by the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of New York identified SOFR, a broad U.S. treasuries repurchase financing rate to be published by the Federal Reserve Bank of New York, as the rate that, in the consensus view of the ARRC, represented best practice for use in certain new U.S. dollar derivatives and other financial contracts. SOFR is a broad measure of the cost of borrowing cash overnight collateralized by U.S. treasury securities and has been published by the Federal Reserve Bank of New York since April 2018. The Federal Reserve Bank of New York has also published historical indicative Secured Overnight Financing Rates going back to 2014. Investors should not rely on any historical changes or trends in SOFR as an indicator of future changes in SOFR.

Because SOFR is published by the Federal Reserve Bank of New York based on data received from other sources, we have no control over its determination, calculation or publication. The Federal Reserve Bank of New York notes on its publication page for SOFR that use of SOFR is subject to important limitations and disclaimers, including that the Federal Reserve Bank of New York may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. There can be no guarantee, particularly given its relatively recent introduction, that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the Warrants.  If the manner in which SOFR is calculated is changed, that change may result in a reduction of the level of the Risk Control Index and, therefore, the amount payable on your Warrants and the trading prices of such Warrants. In addition, the Federal Reserve Bank of New York may withdraw, modify or amend published SOFR data in its sole discretion and without notice.

Additionally, daily changes in SOFR have, on occasion, been more volatile than daily changes in other benchmark or market rates. The return on and value of your Warrants may fluctuate more than if the Risk Control Index used a less volatile rate. In addition, the volatility of SOFR has reflected the underlying volatility of the overnight U.S. Treasury repo market. The Federal Reserve Bank of New York has at times conducted operations in the overnight U.S. Treasury repo market in order to help maintain the federal funds rate within a target range. There can be no assurance that the Federal Reserve Bank of New York will continue to conduct such operations in the future, and the duration and extent of any such operations is inherently uncertain. The effect of any such operations, or of the cessation of such operations to the extent they are commenced, is uncertain and could be materially adverse to the level of the Risk Control Index and, therefore, the market value of, and return on, your Warrants.

Risks Relating to Liquidity and Secondary Market Price Considerations

There may not be an active trading market in the Warrants—Sales in the secondary market may result in significant losses.

You should be willing to hold your Warrants until the Expiration Date. There may be little or no secondary market for the Warrants. The Warrants will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Warrants and may stop making a market at any time. Furthermore, there can be no assurance that a secondary market for the Warrants will develop.

If you sell your Warrants prior to the Expiration Date, you may have to do so at a substantial discount from the Premium, and as a result, you may suffer substantial losses, even in cases where the level of the Index has increased favorably to you since the Strike Date. The potential returns described herein are possible only in the case that you hold your Warrants until the Expiration Date.

The market value of the Warrants may be influenced by unpredictable factors.

The market value of your Warrants may fluctuate between the date you purchase them and the Expiration Date, when the Calculation Agent will determine your Cash Settlement Amount. Several factors, many of which are beyond our control, will influence the market value of the Warrants. We expect that generally the level of the Index on any day will affect the market value of the Warrants more than any other single factor. Other factors that may influence the market value of the Warrants include:

♦the time remaining to the Expiration Date of the Warrants;

♦the level of the Index relative to the Strike Level of the Warrant;

♦the then-current Strike Differential;

♦the volatility of the Index (i.e., the frequency and magnitude of changes in the level of the Index over the term of the Warrants);

♦the composition of the Index and changes to the Index Constituent Stocks;

♦the market prices of the Index Constituent Stocks;

♦the dividend rate paid on the Index Constituent Stocks (while not received by holders of the Warrants, dividend payments on any Index Constituent Stock may influence the level of the Index and therefore affect the market value of the Warrants);

♦interest rates in the U.S. market and each market related to the Index;

♦supply and demand for the Warrants, including inventory positions with UBS Securities LLC or any other market-maker;

♦the creditworthiness of UBS; and

♦geopolitical, economic, financial, political, regulatory, judicial, force majeure or other events that affect the level of the Index and equity markets generally.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Warrants may offset or enhance the effect of another factor.

The inclusion of fees in the Premium is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates (or any third-party market maker) are willing to purchase the Warrants in secondary market transactions will likely be lower than the Premium, because the Premium includes, and secondary market prices are likely to exclude, hedging costs, issuance costs and any projected profits. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

Depending on your broker, the price at which UBS Securities LLC and its affiliates may offer to buy the Warrants in the secondary market (if any) may be less than the valuation provided on your customer account statement.

As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Warrants and may stop making a market at any time. If UBS Securities LLC or an affiliate makes secondary markets in the Warrants, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time, as well as its then current bid-ask spread for similar sized trades of structured debt securities. The value provided by UBS Securities LLC on its customer statements is based on these pricing models. As a result, depending on your broker, UBS Securities LLC or its affiliates may offer to buy or sell the Warrants in the secondary market at a price that is less than the valuation provided on your broker’s customer account statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

Risks Relating to Hedging Activities and Conflicts of Interest

Trading and other transactions by UBS or its affiliates in the Index Constituent Stocks, futures, options, exchange-traded funds or other derivative products on such Index Constituent Stocks or the Index may impair the market value of the Warrants.

As described below under the section “Use of Proceeds and Hedging”, UBS or its affiliates may hedge their obligations under the Warrants by selling and purchasing the Index Constituent Stocks, futures or options on the Index Constituent Stocks or the Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Index Constituent Stocks or the Index, and they may adjust these hedges by, among other things, purchasing or selling these instruments at any time. Although they are not expected to, any of these hedging activities may adversely affect the market prices of such Index Constituent Stocks and/or the level of the Index and, therefore, the Cash Settlement Amount, if any, and the market value of the Warrants. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Warrants declines. No holder of the Warrants will have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

UBS or its affiliates may also engage in trading in the Index Constituent Stocks and other investments relating to the Index Constituent Stocks or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market prices of the Index Constituent Stocks and the level of the Index and, therefore, the Cash Settlement Amount, if any, and the market value of the Warrants. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any Index Constituent Stocks or the Index. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of, and return on, the Warrants.

UBS Securities LLC and other affiliates of UBS intend, but are not required to, make a secondary market in the Warrants. As market makers, trading of the Warrants may cause UBS Securities LLC or other affiliates of UBS, as well as other third parties, to be long or short the Warrants in their inventory. The supply and demand for the Warrants, including inventory positions of market makers, may affect the secondary market price for the Warrants.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the Index or the Index Constituent Stocks that are not for the account of holders of the Warrants or on their behalf. These trading activities may present a conflict between the holders’ interest in the Warrants and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions for their customers and in accounts under their management. These trading activities, if they influence the level of the Index, could be adverse to the interests of the holders of the Warrants.

UBS and its affiliates may, at present or in the future, engage in business with the Index Constituent Stock Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS or another affiliate of UBS and the interests of holders of the Warrants as beneficial owners of the Warrants. Any of these activities by UBS, UBS Securities LLC or other affiliates may affect the market prices of the Index Constituent Stocks and the level of the Index and, therefore, the Cash Settlement Amount, if any, and the market value of the Warrants.

We and our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the Warrants and may do so in the future. Any such research, opinions or recommendations could affect the level of the Index or the market value of, and the return on, the Warrants.

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Warrants, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Warrants. UBS and its affiliates may have published research or other opinions that call into question the investment view implicit in your Warrants. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Warrants and the Index.

There are potential conflicts of interest between you and the Calculation Agent.

Our affiliate, UBS Securities LLC, will serve as the Calculation Agent. UBS Securities LLC will, among other things, decide the Cash Settlement Amount, if any, due on the Cash Settlement Payment Date. We may change the Calculation Agent after the Settlement Date of the Warrants without notice. For a fuller description of the Calculation Agent’s role, see “General Terms of the Warrants — Role of Calculation Agent”. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a Market Disruption Event affecting the Index Constituent Stocks or the Index has occurred or is continuing on the Expiration Date. This determination may, in turn, depend on the Calculation Agent’s judgment as to whether the event has materially interfered with our ability or the ability of any of our affiliates to unwind hedge positions. See “Use of Proceeds and Hedging”. Because this determination by the Calculation Agent may affect the Cash Settlement Amount, if any, the Calculation Agent may have a conflict of interest if it needs to make any such decision.

Furthermore, as UBS determines the economic terms of the Warrants, including the Premium and the Strike Level and such terms include hedging costs, issuance costs and projected profits, the Warrants represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

Additionally, UBS and its affiliates act in various capacities with respect to the Warrants, including as a principal, agent or dealer in connection with the sale of the Warrants. Such affiliates, and any other third-party dealers, will derive compensation from the distribution of the Warrants and such compensation may serve as an incentive to sell these Warrants instead of other investments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Warrants in the secondary market.

The Calculation Agent can postpone the Expiration Date (and thus the Cash Settlement Payment Date) upon the occurrence of a Market Disruption Event.

The Calculation Agent will determine the Index Ending Level based upon the Closing Level of the Index on the Expiration Date. The Expiration Date may be postponed (and thus the determination of the Index Ending Level may be postponed) if the Calculation Agent determines that on the Expiration Date, a Market Disruption Event has occurred or is continuing with respect to the Index. In this event, the Expiration Date will be postponed to the first succeeding Trading Day on which a Market Disruption Event has not occurred or is continuing. If the first succeeding Trading Date has not occurred as of the close of trading on the eighth Trading Day immediately following the originally-scheduled Expiration Date, regardless of whether a Market Disruption Event has occurred or is continuing with respect to the Index, (1) that eighth Trading Day shall be deemed to be the Expiration Date, and (2) the Calculation Agent shall estimate the Closing Level that would have prevailed in the absence of the Market Disruption Event. If the Calculation Agent postpones the determination of the Index Ending Level on the Expiration Date, the Calculation Agent will also adjust the Cash Settlement Payment Date to ensure the number of Business Days between the Expiration Date and the Cash Settlement Payment Date remain the same. Notwithstanding the occurrence of a Market Disruption Event, the Calculation Agent may waive its right to postpone the Expiration Date, if it determines that one or more Market Disruption Events has not and is not likely to materially impair its ability to determine the Closing Level of the Index on the affected date. For additional information, see “General Terms of the Warrants — Market Disruption Events” herein.

Risks Relating to General Credit Characteristics

Any payment on the Warrants is subject to the creditworthiness of UBS.

The Warrants are unsubordinated, unsecured contractual obligations of UBS, will rank equally with all of our other unsecured contractual obligations and unsecured and unsubordinated debt obligations and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Warrants, including any repayment of your Initial Investment, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Warrants. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Warrants and you could lose all of your Initial Investment.

The Warrants are not standardized options issued by the Options Clearing Corporation.

The Warrants are not standardized options of the type issued by the OCC, a clearing agency regulated by the SEC. The Warrants are unsubordinated, unsecured contractual obligations of UBS and will rank equally with all of our other unsecured contractual obligations and unsecured and unsubordinated debt obligations. Thus, unlike purchasers of OCC standardized options who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect from a clearing member’s failure, purchasers of Warrants must look solely to UBS for performance of its obligations to pay the Cash Settlement Amount, if any, upon expiration of the Warrants. Further, the secondary market for the Warrants, if any, will not be as liquid as the market for OCC standardized options and therefore, sales of the Warrants prior to the Expiration Date might result in a price that is at a discount to the theoretical value of the Warrants based on the then prevailing level of the Index and other factors as discussed further herein “— Risks Relating to Liquidity and Secondary Market Price Considerations”.

The Warrants are not bank deposits.

An investment in the Warrants carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Warrants have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Warrants and/or the ability of UBS to make payments thereunder — The Swiss Federal Act on Banks and Savings Banks of November 8, 1934, as amended (the “Swiss Banking Act”) grants the Swiss Financial Market Supervisory Authority

(“FINMA”) broad powers to take measures and actions in relation to UBS if it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or, after expiry of a deadline, UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis). If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings.

In restructuring proceedings, FINMA, as resolution authority, is competent to approve the restructuring plan. The restructuring plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Warrants) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the partial or full conversion of UBS’ debt and/or other obligations, including its obligations under the Warrants, into equity (a “debt-to-equity swap”), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Warrants. Prior to any debt-to-equity swap or write-off with respect to any Warrants, outstanding equity and debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital must be converted or written-down, as applicable, and cancelled. The Swiss Banking Act addresses the order in which a debt-to-equity swap or a write-off of debt instruments (other than debt instruments qualifying as additional tier 1 capital or tier 2 capital) should occur: first, all subordinated obligations not qualifying as regulatory capital; second, debt instruments for loss absorbency in the course of insolvency measures (Schuldinstrumente zur Verlusttragung im Falle von Insolvenzmassnahmen) under the Swiss Ordinance concerning Capital Adequacy and Risk Diversification for Banks and Securities Dealers of June 1, 2012, as amended; third, all other obligations not excluded by law from a debt-to-equity swap or write-off (other than deposits), such as the Warrants; and fourth, deposits to the extent in excess of the amount privileged by law. However, given the broad discretion granted to FINMA, any restructuring plan approved by FINMA in connection with restructuring proceedings with respect to UBS could provide that the claims under or in connection with the Warrants will be fully or partially converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with UBS’ obligations under the Warrants. Consequently, the exercise by FINMA of any of its statutory resolution powers or any suggestion of any such exercise could materially adversely affect the rights of holders of the Warrants, the price or value of their investment in the Warrants and/or the ability of UBS to satisfy its obligations under the Warrants and could lead to holders losing a significant portion or all of their investment in the Warrants.

Once FINMA has opened restructuring proceedings with respect to UBS, it may consider factors such as the results of operations, financial condition (in particular, the level of indebtedness, potential future losses and/or restructuring costs), liquidity profile and regulatory capital adequacy of UBS and its subsidiaries, or any other factors of its choosing, when determining whether to exercise any of its statutory resolution powers with respect to UBS, including, if it chooses to exercise such powers to order a debt-to- equity swap and/or a write-off, whether to do so in full or in part. The criteria that FINMA may consider in exercising any statutory resolution power provide it with considerable discretion. Therefore, holders of the Warrants may not be able to refer to publicly available criteria in order to anticipate a potential exercise of any such power and, consequently, its potential effects on the Warrants and/or UBS.

If UBS were to be subject to restructuring proceedings, the creditors whose claims are affected by the restructuring plan would not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan with respect to UBS has been approved by FINMA, the rights of a creditor to challenge the restructuring plan or have the restructuring plan reviewed by a judicial or administrative process or otherwise (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Warrants or otherwise be in violation of the Swiss Banking Act) are very limited. Even if any of UBS’ creditors were to successfully challenge the restructuring plan in court, the court could only require the relevant creditors to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated and how it would be funded. Any such challenge (even if successful) would not suspend, or result in the suspension of, the implementation of the restructuring plan.

Risks Relating to U.S. Federal Income Taxation

Significant aspects of the tax treatment of the Warrants are uncertain.

Significant aspects of the tax treatment of the Warrants are uncertain. We do not plan to request a ruling from the U.S. Internal Revenue Service (“IRS”) regarding the tax treatment of the Warrants, and the IRS or a court may not agree with the tax treatment described in this prospectus supplement. You are urged to read carefully the section entitled “Material U.S. Federal Income Tax Consequences” herein and consult your tax advisor about your tax situation.

Information About the Index

We have derived all information regarding the S&P 500® Daily Risk Control 10% USD Excess Return Index (“Excess Return Index” or the “Index”) contained in this document, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC, (the “Index Sponsor” or “S&P”).

The Excess Return Index is published by S&P, but S&P has no obligation to continue to publish the Excess Return Index, and may discontinue publication of the Excess Return Index at any time. The Excess Return Index is determined, comprised and calculated by S&P without regard to the Warrants.

The Excess Return Index is the excess return version of the S&P 500® Daily Risk Control 10% USD Total Return Index (the “Risk Control Index”), meaning that the Excess Return Index is designed to measure the return on a hypothetical investment in the Risk Control Index borrowed at a rate of the Secured Overnight Financing Rate (SOFR) plus 0.02963%.

Any percentage increase in the Risk Control Index will be offset by a rate of SOFR plus 0.02963%.

Prior to December 20, 2021, the Excess Return Index measured the return on a hypothetical investment in the Risk Control Index borrowed at the overnight U.S. dollar LIBOR rate.

The Risk Control Index is intended to provide investors with exposure to the S&P 500® Total Return Index (the “Total Return Index”) subject to a risk control strategy that dynamically increases or decreases the exposure to the Total Return Index in an attempt to achieve a 10% volatility target. The Risk Control Index’s exposure to the Total Return Index can be greater than, less than or equal to 100%. Exposure in excess of 100% is achieved by hypothetically borrowing cash at a rate of SOFR plus 0.02963%. Exposure of less than 100% is achieved by hypothetically selling some of the exposure to the Total Return Index, which results in a hypothetical cash position that accrues interest at the rate of SOFR plus 0.02963%.  Notwithstanding that the title of each of the Excess Return Index and the Risk Control Index includes the phrase “Risk Control”, the Excess Return Index and the Risk Control Index may decrease significantly more or increase significantly less than the Total Return Index.

Prior to December 20, 2021, the Risk Control Index’s exposure in excess of 100% was achieved by hypothetically borrowing cash at a rate of overnight U.S. dollar LIBOR. Exposure of less than 100% was achieved by hypothetically selling some of the exposure to the Total Return Index, which resulted in a hypothetical cash position that accrued interest at the overnight U.S. dollar LIBOR rate.

As a result, limited historical information regarding the performance of the Excess Return Index and the Risk Control Index subsequent to their discontinued use of overnight U.S. dollar LIBOR is available.

The Total Return Index is a total return-based calculation of the S&P 500® Index. The S&P 500® Index includes a representative sample of 500 leading companies in leading industries of the U.S. economy.

The Excess Return Index, the Risk Control Index, the Total Return Index and the S&P 500® Index are calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”). Additional information about the Excess Return Index, the Risk Control Index, the Total Return Index, and the S&P 500® Index (including sector weights) is available on the Index Sponsor’s website.

S&P 500® Daily Risk Control 10% USD Excess Return Index

The Excess Return Index is the excess return version of the Risk Control Index. The Excess Return Index is designed to measure the return on a hypothetical investment in the Risk Control Index that is made with borrowed funds. Borrowing costs are assessed at a rate of SOFR plus 0.02963%. Such costs will reduce any positive index return and will increase any negative index return. The level of the Excess Return Index on an index calculation day (“T”) is equal to the product of (a) the level of the Excess Return Index on the previous index calculation day (“T – 1”) multiplied by (b) (i) the return of the Risk Control Index on the Excess Return Index calculation day (“T”) minus (ii) the borrowing costs.

S&P 500® Daily Risk Control 10% USD Total Return Index

The Risk Control Index is designed to measure the return on a hypothetical investment in the Total Return Index that dynamically increases or decreases its exposure to the Total Return Index in an attempt to achieve a 10% volatility target (the “volatility target”). While the Risk Control Index is designed to achieve a stable level of volatility, there can be no assurance that the Risk Control Index will achieve this goal.

The return on the Risk Control Index consists of two components: (1) the exposure to the Total Return Index, which may be greater than (but not greater than 150%), less than (as low as zero) or equal to 100% of the daily return of the Total Return Index, and (2) an interest cost or gain. An exposure greater than 100% of the daily return of the Total Return Index is a leveraged position where the exposure to the Total Return Index is increased by hypothetically borrowing cash (and paying interest on such cash as described below) and investing such cash in the Total Return Index. An exposure less than 100% of the daily return of the Total Return Index is a deleveraged position where the exposure to the Total Return Index is decreased by hypothetically selling some of the exposure, which results in a hypothetical cash position that accrues interest. An exposure equal to 100% of the daily return of the Total Return Index has the same daily return as the Total Return Index. Interest cost accrues on the amount of any hypothetical borrowed cash and interest gain accrues on the amount of any hypothetical cash position. The rate of SOFR plus 0.02963% is used to calculate the interest cost or gain. The Excess Return Index sponsor may use other successor interest rates if SOFR is unavailable, and a 360-day year is assumed for the interest calculations in accordance with U.S. banking practices.

Each Risk Control Index calculation day (“T”), the Excess Return Index sponsor calculates the “leverage factor”, which determines whether the exposure to the Total Return Index should be greater than, less than or equal to 100% of the daily return of the Total Return Index for the following Risk Control Index calculation day (“T + 1”). The leverage factor is a ratio of the target volatility level (of 10%) to the “realized volatility” (as defined below) for the second preceding Risk Control Index calculation day (“T - 2”), subject to a maximum leverage factor of 150% and a minimum leverage factor of 0%. For example, if on the second preceding Risk Control Index calculation day the realized volatility were equal to 8%, on the Risk Control Index calculation day the leverage factor would be equal to 125% (10% divided by 8%) and on the following Risk Control Index calculation day the Risk Control Index would be exposed to 125% of the daily return of the Total Return Index.

Although the Risk Control Index is rebalanced at the close of each Risk Control Index calculation day, because of how the leverage factor is calculated, there is a lag of two Risk Control Index calculation days between the calculation of the leverage factor and the rebalancing of the Risk Control Index in accordance with that leverage factor.  Therefore, on any given Risk Control Index calculation day, the leverage factor that determined the Risk Control Index’s exposure to the Total Return Index for such Risk Control Index calculation day was based on the realized volatility of the Total Return Index from two Risk Control Index calculation days prior.

“Realized volatility” is a measurement of variations in the historical daily returns of the Total Return Index. Realized volatility is calculated as the greater of short-term volatility and long-term volatility. Both short-term volatility and long-term volatility are calculated based on the historical daily returns over the same time period (from the day that is two Risk Control Index calculation days before the inception date (May 13, 2009) of the Risk Control Index to the day that is two Risk Control Index calculation days before the current Risk Control Index calculation day) and both apply and gradually increase a discount that gradually reduces the significance of a given historical daily return as it moves farther into the past. However, short-term volatility applies a larger discount than does long-term volatility. The discount for short-term volatility is slightly more than double the discount for long-term volatility. As a result, the 10 most recent Risk Control Index calculation days account for approximately 50% of the weighting when determining short-term volatility, while the 23 most recent Risk Control Index calculation days account for approximately 50% of the weighting when determining long-term volatility. The short-term realized volatility calculation and the long-term realized volatility calculations differ only in that the long-term volatility calculation places 50% of the calculation weighting on an additional 13 days.

When the volatility of the Total Return Index increases (or decreases), short-term volatility will increase (or decrease) more quickly than long-term volatility. Because realized volatility is the greater of short-term volatility and long-term volatility, realized volatility will increase quickly when volatility increases, which will quickly reduce exposure to the Total Return Index. Conversely, because realized volatility is the greater of short-term volatility and long-term volatility, realized volatility will decrease slowly when volatility decreases, which in turn will gradually increase exposure to the Total Return Index.

If realized volatility is less than the volatility target, the leverage factor will be greater than one and the exposure to the daily return of the Total Return Index will be greater than 100%. As a result, interest costs will be incurred for the exposure greater than 100% at the rate of SOFR plus 0.02963%. For example, if the realized volatility is 8%, the leverage factor will be 125% (i.e., 10 divided by 8 = 125%). In this case, the Risk Control Index would be exposed to 125% of the daily return of the Total Return Index, and interest cost will be assessed for the 25% exposure above 100%. If realized volatility is greater than the volatility target, the leverage factor will be less than one and the exposure to the daily return of the Total Return Index will be less than 100%. As a result, exposure will be moved to the cash position, which will accrue interest at the rate of SOFR plus 0.02963%. For example, if the realized volatility is 12%, the leverage factor will be approximately 83% (i.e., 10 divided by 12 = approximately 83%). In this case, the Risk Control Index would be exposed to approximately 83% of the daily return of the Total Return Index, plus the interest gain on the 17% of exposure that is moved to the cash position. If realized volatility is equal to the volatility target, the leverage factor will be equal to one and exposure to the daily return of the Total Return Index will be equal to 100% and there will be no interest cost or gain.

The historical realized volatility of the Total Return Index used to calculate the leverage factor is the greater of the short- and long-term volatility measures, where each volatility measure uses exponential weightings to give more significance to recent observations. The degree to which more recent daily returns have a greater effect than less recent daily returns in calculating the volatility measures is dictated by the “decay factor” used. The short-term and long-term decay factors are 0.94 (94%) and 0.97 (97%), respectively. The greater of the short- and long-term measures of volatility is used to cause the Index to deleverage quickly on a relative basis, but increase exposure more gradually on a relative basis, subject to the maximum exposure of 150%.

The chart below illustrates the effect of the exponential weighting described above for the decay factors of 0.97 and 0.94. For each daily return shown, the chart indicates the percentage weight that will be given to that daily return in calculating the relevant volatility measure. As the chart illustrates, the most recent daily returns have a significantly greater weight than less recent daily returns in determining the short- and long-term volatility measures.

Total Return Index

The Total Return Index is a total return-based calculation of the S&P 500® Index. The total return construction reflects both movements in stock prices and the reinvestment of dividend income. The Total Return Index represents the total return earned in a portfolio that tracks the S&P 500® Index and reinvests dividend income in the overall index, not in the specific stock paying the dividend.

The total return construction builds the Total Return Index from the price return version of the S&P 500® Index but accounts for daily total dividend returns. The first step is to calculate the total dividend paid on a given day and convert that figure into price index points. A total daily dividend amount is calculated as the aggregate of (a) the number of shares of each stock in the S&P 500® Index times (b) the dividend per share paid for such stock. This calculation is performed for each trading day. The dividend per share for a stock is generally zero except for four times a year when it goes ex-dividend for the quarterly dividend payment. Some stocks included in the S&P 500® Index do not pay dividends and this amount always remains zero. Ordinary cash dividends are applied on the ex-dividend date in calculating the Total Return Index. The Total Return Index reflects both ordinary and special cash dividends. “Special dividends” are those dividends that are outside of the normal payment pattern established historically by the issuing company. These may be described by the company as “special,” “extra,” “year-end” or “return of capital.” Whether a dividend is funded from operating earnings or from other sources of cash does not affect the determination of whether it is ordinary or special. S&P Dow Jones Indices will generally consider the third consecutive instance of a non-ordinary dividend (in terms of timing, not amount) to be ordinary for index calculation purposes as a third consecutive instance will now be considered to be part of the normal payment pattern established by the company. As discussed under “The S&P 500® Index” below, special dividends are treated as corporate actions with offsetting price and divisor adjustments.

The total daily dividend amount calculated above is converted to index points by dividing such amount by the divisor for the price return version of the S&P 500® Index. The daily total return for the Total Return Index is then determined by calculating (a) the sum of (i) the level of the price return version of the S&P 500® Index on that day plus (ii) the index points reflecting the total daily dividend amount on such day divided by (b) the level of the price return version of the S&P 500® Index for the previous day minus (c) one. The daily total return is used to update the Total Return Index level from one day to the next by calculating the product of (a) the level of the Total Return Index from the previous day times (b) the sum of (i) one plus (ii) the daily total return for the given day.

For more information about the S&P 500® Index, see “Underlying Indices and Underlying Index Publishers — S&P 500® Index” in the accompanying index supplement.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Index.

Historical Closing Levels of the Index

The Closing Level of the Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the Closing Level of the Index during any period shown below is not an indication that the Index is more or less likely to increase or decrease at any time during the term of your Warrants.

The graph below illustrates the performance of the Index from January 1, 2015 through February 28, 2025, based on information reported by Bloomberg Professional® service (“Bloomberg”). The Closing Level of the Index on February 28, 2025 was 290.296. The dotted lines represent the Strike Level of 290.296 and the breakeven level of 304.811, which are equal to 100.00% and 105.00%, respectively, of the Index Starting Level. Past performance of the Index is not indicative of the future performance of the Index during the term of the Warrants.

General Terms of the Warrants

The following is a summary of the general terms of the Warrants. The information in this section is qualified in its entirety by the more detailed explanation set forth elsewhere herein and in the accompanying prospectus. In this section, references to “holders” mean those who own the Warrants registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Warrants registered in street name or in the Warrants issued in book-entry form through the Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Warrants should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The Warrants are part of a series that we may issue, from time to time, under the warrant indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Warrants. Terms that apply generally to all Warrants are described in “Description of Warrants We May Offer” in the accompanying prospectus. The terms described herein (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the Premium and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Warrants. If you have purchased the Warrants in a market-making transaction after the initial sale, information about the Premium and date of sale to you will be provided in a separate confirmation of sale. We describe the terms of the Warrants in more detail below.

Currency

Amounts that become due and payable on your Warrants will be payable in U.S. dollars.

Coupon

We will not pay you interest during the term of the Warrants.

Denominations

The Warrants are unsubordinated, unsecured contractual obligations of UBS, with a Premium of up to $0.50 per Warrant, and a minimum purchase of up to 20,000 Warrants (for a total minimum Premium of at least $10,000.00). The actual Premium and corresponding minimum purchase will be set on the Strike Date.

Exercise of Warrants; Worthless Expiration

The Warrants are European-style and will be automatically exercised on the Expiration Date only if the Index Ending Level is greater than the Strike Level (which is equal to 100.00% of the Index Starting Level). If the Index Ending Level is equal to or less than the Strike Level, the Warrants will not be exercised and will expire worthless, causing you to lose all of your Initial Investment in the Warrants. Furthermore, even if the Index Ending Level is greater than the Strike Level, you will incur a leveraged loss on your investment if the Strike Differential is less than 5.00%. Neither you nor we can exercise the Warrants at any time prior to the Expiration Date.

♦Automatic Exercise if In-the-Money: If the Index Ending Level is greater than the Strike Level (which is equal to 100.00% of the Index Starting Level), the Warrants will be automatically exercised, and for each Warrant, UBS will pay the Cash Settlement Amount on the Cash Settlement Payment Date, calculated as follows:

Cash Settlement Amount = Notional Amount × the Strike Differential

♦Expire Worthless if At-the-Money or Out-of-the-Money: If the Index Ending Level is equal to or less than the Strike Level (which is equal to 100.00% of the Index Starting Level), the Warrants will expire worthless on the Expiration Date and you will lose all of your Initial Investment in the Warrants.

In this scenario, you will lose all of your Initial Investment and will not receive any cash payment upon expiration.

Investing in the Warrants involves significant risks. The Warrants will expire worthless if the Index Ending Level is equal to or less than the Strike Level (which is equal to 100.00% of the Index Starting Level), causing you to lose all of your Initial Investment in the Warrants. Even if the Index Ending Level is greater than the Strike Level, if the Strike Differential less than 5.00%, you will lose a significant portion of your Initial Investment in the Warrants. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless and that you will lose all of your Initial Investment in the Warrants. Any payment on the Warrants is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Warrants and you could lose all of your Initial Investment. See “Risk Factors” beginning on page S-10 for risks related to an investment in the Warrants.

Payment to holders of the Warrants — Cash Settlement Amount

The Warrants are cash-settled European-style call warrants linked to the performance of the Index, meaning that the economic return a holder of the Warrants receives is a function of the extent to which the level of the Index increases from the Strike Level (which is equal to 100.00% of the Index Starting Level) to the Index Ending Level. The Warrants will expire worthless if the Index Ending Level is equal to or less than the Strike Level (which is equal to 100.00% of the Index Starting Level), causing you to lose all of your Initial Investment in the Warrants. As described above, the Warrants will be automatically exercised or expire worthless on the Expiration Date. If the Warrants are automatically exercised, the Cash Settlement Amount you receive on the Cash Settlement Payment Date will be based only on the Index Ending Level relative to the Strike Level.

The “Premium” or “Initial Investment” will be up to $0.50 per Warrant representing up to 5.00% of the Notional Amount per Warrant (to be set on the Strike Date).

The “Notional Amount” will be $10.00 per Warrant.

The “Strike Differential” is the quotient, expressed as a percentage, of (i) the Index Ending Level minus the Strike Level divided by (b) the Index Starting Level. The Strike Differential may be positive or negative and is calculated as follows:

Strike Differential =	Index Ending Level – Strike Level
Index Starting Level

The “Strike Level” is a level of the Index that is equal to 100.00% of the Index Starting Level, as determined by the Calculation Agent.

The “Index Starting Level” will equal the Closing Level of the Index on the Strike Date, as determined by the Calculation Agent.

The “Index Ending Level” will be equal to the Closing Level of the Index each of the Expiration Date, as determined by the Calculation Agent.

The “Strike Date” is March 5, 2025.

The “Trade Date” is March 5, 2025.

The “Settlement Date” is expected to be March 10, 2025 (three Business Days following the Trade Date), or if such day is not a Business Day, the next following Business Day, subject to postponement in the event of a Market Disruption Event as described under “General Terms of the Warrants — Market Disruption Events”.

The “Expiration Date” is expected to be March 6, 2026, or if any such day is not a Trading Day, the next following Trading Date, subject to postponement in the event of a Market Disruption Event as described further under “General Terms of the Warrants — Market Disruption Events”.

The “Cash Settlement Payment Date” is expected to be March 11, 2026 (three Business Days following the Expiration Date), or if such day is not a Business Day, the next following Business Day, subject to postponement in the event of a Market Disruption Event as described under “General Terms of the Warrants — Market Disruption Events”. If the Expiration Date is postponed, the Cash Settlement Payment Date will also be postponed to maintain the same number of Business Days between the postponed Expiration Date and the Cash Settlement Payment Date that existed prior to the postponement of the Expiration Date.

The “Cash Settlement Amount” per Warrant is an amount in cash equal to the Notional Amount per Warrant multiplied by the Strike Differential. Expressed as a formula.

Cash Settlement Amount = Notional Amount × the Strike Differential

You are only entitled to receive the Cash Settlement Amount if the Index Ending Level is greater than the Strike Level.

Closing Level

The “Closing Level” of the Index on any Trading Day means (i) the Closing Level of the Index or (ii) if the Index is unavailable, any successor Index or alternative calculation of the Index, in either case as published following the regular official weekday close of the principal trading session of the primary exchange for the Index Constituent Stocks of the Index, as determined by the Calculation Agent.

Market Disruption Events

The Calculation Agent will determine the Index Ending Level based upon the Closing Level of the Index on the Expiration Date. The Expiration Date may be postponed (and thus the determination of the Index Ending Level may be postponed) if the Calculation Agent determines that on the Expiration Date, a Market Disruption Event has occurred or is continuing with respect to the Index. In such an event, the Expiration Date will be postponed to the first succeeding Trading Date on which no Market Disruption Event occurs or is continuing with respect to the Index. In no event, however, will the Expiration Date be postponed by more than eight Trading Days.

If the first succeeding Trading Date has not occurred as of the close of trading on the eighth Trading Day immediately following the originally-scheduled Expiration Date, regardless of whether a Market Disruption Event has occurred or is continuing with respect to the Index, (1) that eighth Trading Day shall be deemed to be the Expiration Date and (2) the Calculation Agent shall determine the Closing Level on such date. In such an event, the Calculation Agent will estimate the Closing Level that would have prevailed in the absence of the Market Disruption Event. If the Expiration Date is postponed, the Calculation Agent will also postpone the Cash Settlement Payment Date to ensure the number of Business Days between the Expiration Date and the Cash Settlement Payment Date remain the same.

The Calculation Agent may also postpone the determination of the Index Starting Level of the Index on the Strike Date if it determines that a Market Disruption Event has occurred or is continuing with respect to the Index on that date. If the Strike Date is postponed, the Calculation Agent may adjust the Settlement Date, Expiration Date and the Cash Settlement Payment Date to ensure that the stated term of the Warrants remains the same.

Notwithstanding the occurrence of one or more of the events below, which may, as determined by the Calculation Agent, constitute a Market Disruption Event, the Calculation Agent may waive its right to postpone the Strike Date or Expiration Date, as applicable, if it determines that one or more of the events described below has not and is not likely to materially impair its ability to determine the Closing Level of the Index on the affected date.

Any of the following will be a Market Disruption Event with respect to the Index related to the Warrants, in each case as determined by the Calculation Agent:

♦a suspension, absence or material limitation of trading in a material number of Index Constituent Stocks, for more than two hours of trading or during the one hour before the close of trading in the applicable market or markets for such Index Constituent Stocks;

♦a suspension, absence or material limitation of trading in option or futures contracts relating to the Index or to a material number of Index Constituent Stocks in the primary market or markets for those contracts;

♦any event that disrupts or impairs the ability of market participants in general (i) to effect transactions in, or obtain market values for a material number of Index Constituent Stocks or (ii) to effect transactions in, or obtain market values for, futures or options contracts relating to the Index or a material number of Index Constituent Stocks in the primary market or markets for those options or contracts;

♦the Index is not published; or

♦in any other event, if the Calculation Agent determines that the event materially interferes with our ability or the ability of any of our affiliates to (1) maintain or unwind all or a material portion of a hedge with respect to the Warrants that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” or (2) effect trading in the Index Constituent Stocks and instruments linked to the Index generally.

The following events will not be Market Disruption Events with respect to the Index:

♦a limitation on the hours or numbers of days of trading on trading in options or futures contracts relating to such Index or to a material number of Index Constituent Stocks in the primary market or markets for those contracts, but only if the limitation results from an announced change in the regular business hours of the applicable market or markets; and

♦a decision to permanently discontinue trading in the option or futures contracts relating to an Index, in any Index Constituent Stocks or in any option or futures contracts related to such Index Constituent Stocks.

For this purpose, an “absence of trading” in those options or futures contracts will not include any time when that market is itself closed for trading under ordinary circumstances.

Discontinuance of, Adjustments to, or Benchmark Event Affecting, the Index; Alteration of Method of Calculation

If:

♦the Index Sponsor discontinues publication of the Index or

♦a Benchmark Event (as described below) under the EU benchmarks regulation (as described under “Risk Factors — Risks Related to Characteristics of the Index — Changes affecting the Index, including regulatory changes, could have an adverse effect on the market value of, and return on, your Warrants”) occurs with respect to the Index or Index Sponsor, then the Calculation Agent may select a Successor Index. A “Successor Index” is an index that the Calculation Agent determines (i) is an EU benchmarks regulation-compliant index published by an EU benchmarks regulation-compliant index sponsor or otherwise compliant under any applicable laws rule or regulation, (ii) is comparable to the Index and (iii) is not subject to a hedging restriction or any other legal or regulatory restriction prohibiting or restricting directly or indirectly, the investment in, or the sale, purchase beneficial ownership, holding or transfer of, or any other transaction or other dealing related to, such index (or any index constituent) by any class of eligible potential purchasers of the Warrants with respect to such Successor Index. A Successor Index is subject to a “hedging restriction” if UBS AG or any of its affiliates is subject to a trading restriction under the trading policies of UBS AG or any of its affiliates that would materially limit the ability of UBS AG or any of its affiliates to hedge the Warrants with respect to such Successor Index. If the Calculation Agent selects a Successor Index, then the Calculation Agent will determine the Closing Level of the Index by reference to such Successor Index..

Alternatively, if the Calculation Agent determines that the publication of the Index is discontinued and that there is no Successor Index on any date when the level of the Index is required to be determined, the Calculation Agent will instead make the necessary determination by reference to a group of stocks or another index or indices meeting the requirements (i) and (ii) in the above paragraph, as applicable, and will apply a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index.

In connection with a Successor Index or replacement basket the calculation agent may make adjustments in the method of calculating that index, the Strike Differential, Index Starting Level, Index Ending Level, the Cash Settlement Amount and/or any other relevant term, as applicable, that it believes are appropriate to offset, to the extent practical, any change in your economic position as a holder of the Warrants resulting solely from such event to achieve an equitable result.

If the Calculation Agent determines that any Index Constituent Stocks or the method of calculating the Index have been changed at any time in any respect that causes the level of the Index not to fairly represent the level of the Index had such changes not been made or that otherwise affects the calculation of the Closing Level of the Index, Strike Differential, Index Starting Level, Index Ending Level or the Cash Settlement Amount, then the Calculation Agent may make adjustments in the method of calculating the Index that it believes are appropriate to offset, to the extent practical, any change in your economic position as a holder of the Warrants resulting solely from such event to achieve an equitable result. Examples of any such changes that may cause the Calculation Agent to make the foregoing adjustment include, but are not limited to, additions, deletions or substitutions and any reweighting or rebalancing of the Index Constituent Stocks, changes made by the Index Sponsor under its existing policies or following a modification of those policies, changes due to the publication of a successor Index, changes due to events affecting one or more of the Index Constituent Stocks or their issuers or any other Index Constituent Stocks, as applicable, or changes due to any other reason. All determinations and adjustments to be made with respect to any term of the Warrants, including the Closing Level of the Index, Strike Differential, Index Starting Level, Index Ending Level and the Cash Settlement Amount or otherwise relating to the level of the Index, will be made by the Calculation Agent.

If, following the occurrence of any such event, the Calculation Agent determines that no Successor Index, replacement basket or alternative method of calculation would be comparable to the Index, then the Calculation Agent will deem the Closing Level of the Index (or affected Index Constituent Stocks) on a Trading Day reasonably proximate to the date of such event to be its Closing Level on each remaining Trading Day to, and including, the Expiration Date and will calculate the level of the Index giving effect to such deemed level(s).

A “Benchmark Event” will occur if the applicable registration for the Index or Index Sponsor is not effective or has been suspended or withdrawn by the relevant authority with the effect that the use of the Index or the Index Sponsor is not permitted or otherwise materially restricted under the EU benchmarks regulations or under any other applicable law, rule or regulation.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the Calculation Agent. We may change the Calculation Agent after the Settlement Date of your Warrants without notice. The Calculation Agent will make all determinations regarding the Cash Settlement Amount of your Warrants, Market Disruption Events, Business Days, Trading Days, the Expiration Date, the Index Starting Level, the Strike Level, the Index Ending Level and any amount payable in respect of your Warrants, in its sole discretion. Absent manifest error, all determinations of the Calculation Agent will be final and binding on you and us, without any liability on the part of the Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any determination or calculation made by the Calculation Agent.

Manner of Payment and Delivery

Any payment on or delivery pursuant to the Warrants on the Cash Settlement Payment Date will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Warrants are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depository.

Business Day

When we refer to a Business Day with respect to your Warrants, we mean any day that is a Business Day of the kind described in “Description of Warrants We May Offer — Payment When Offices are Closed” in the accompanying prospectus. Any payment to be made on a day that is not a Business Day will be made on the next following Business Day without any adjustment to amounts payable.

Trading Day

A “Trading Day” is a day on which trading is scheduled to be generally conducted on the primary exchange(s) or market(s) on which the Index Constituent Stocks are listed or admitted for trading, as determined by the Calculation Agent.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the offering of the Warrants to provide funding for our operations and other general corporate purposes as described in the accompanying prospectus under “Use of Proceeds.” We and/or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Warrants as described below.

In anticipation of the sale of the Warrants, we and/or our affiliates expect to enter into hedging transactions involving purchases and sales of securities included in or linked to the Index and/or listed and/or over-the-counter options, futures, exchange-traded funds or other instruments on the Index Constituent Stocks or the Index prior to, on, and/or after the Strike Date. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into. Consequently with regard to your Warrants, from time to time, we and/or our affiliates may:

♦acquire or dispose of long and/or short positions of Index Constituent Stocks and/or other securities of the Index Constituent Stock Issuers;

♦acquire or dispose of long and/or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or the price of the above instruments;

♦acquire or dispose of long and/or short positions in listed or over-the-counter options, futures or exchange-traded funds or other instruments based on the level of other similar market indices or stocks; or

♦any combination of the above three.

We and/or our affiliates may acquire a long and/or short position in securities similar to the Warrants from time to time and may, in our or their sole discretion, hold or resell those securities.

We and/or our affiliates may close out our or their hedge position relating to the Warrants on or before the Expiration Date. That step may involve sales or purchases of the instruments described above. No holder of the Warrants will have any rights or interest in our hedging activity or any positions we or our affiliates may take in connection with any hedging activity.

The hedging activity discussed above may adversely affect the market value of your Warrants from time to time and the Cash Settlement Amount for your Warrants. See “Risk Factors” beginning on page S-10 of this prospectus supplement for a discussion of these adverse effects.

Material U.S. Federal Income Tax Consequences

The following is a general description of certain material U.S. federal tax considerations relating to the Warrants. It does not purport to be a complete analysis of all tax considerations relating to the Warrants and we urge you to consult your tax advisor regarding the tax consequences of an investment in the Warrants in light of your particular situation. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the IRS has been sought as to the U.S. federal income tax consequences of your investment in the Warrants, and the following discussion is not binding on the IRS. This discussion replaces the U.S. federal income tax discussion in the accompanying prospectus.

This discussion applies to you only if you acquire Warrants in the offering and you hold your Warrants as capital assets within the meaning of Section 1221 of the Code for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

♦a dealer in securities or currencies,

♦a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

♦a financial institution or bank,

♦a regulated investment company or a real estate investment trust,

♦a life insurance company,

♦a tax-exempt organization including an “individual retirement account” or “Roth IRA”, as defined in Section 408 or 408A of the Code, respectively,

♦a person that owns Warrants as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or who enters into a “constructive sale” with respect to the Warrants or a “wash sale” with respect to the Warrants or the Index or the Index Constituent Stocks,

♦a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar; or

♦a U.S. holder who is subject to special tax accounting rules under Section 451(b) of the Code..

If a partnership holds the Warrants, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Warrants should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the Warrants.

U.S. Holders

This section is applicable to you only if you are a U.S. holder. You are a U.S. holder if you are a beneficial owner of a Warrant and you are: (i) a citizen or resident of the U.S., (ii) a domestic corporation, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source or (iv) a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

U.S. Tax Treatment. Pursuant to the terms of the Warrants, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Warrants as prepaid derivative contracts (including, potentially, as options) for U.S. federal income tax purposes. If your Warrants are so treated, you should recognize gain or loss upon the expiration or other taxable disposition of your Warrants in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Warrants. Such gain or loss should generally be long-term capital gain or loss if you have held your Warrants for more than one year (and, otherwise short-term capital gain or loss). The deductibility of capital losses is subject to limitations. Prior to the expiration or other taxable disposition of your Warrants, you should generally not recognize any taxable income, gain or loss in respect of your Warrants.

Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that the Warrants should be treated in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Warrants, it is possible that your Warrants could be treated alternatively pursuant to some other characterization, such that the timing and character of your income from the Warrants could differ materially and adversely from the treatment described above.

IRS Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Warrants. According to Notice 2008-2, the IRS and the Treasury are considering whether holders of prepaid forward or certain other financial contracts should be required to accrue income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, a U.S. holder may be required to accrue ordinary income over the term of the Warrants. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Possible Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the Warrants, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment of the Warrants described above. If the IRS were successful in asserting an alternative treatment of the Warrants, the timing and character of income on your Warrants could differ materially and adversely from our description herein. For example, the IRS might treat the Warrants as debt instruments issued by us, in which event the taxation of the Warrants would be governed by certain Treasury regulations relating to the taxation of contingent payment debt instruments. In such event, regardless of whether you are an accrual method or cash method taxpayer, you would be required to accrue into income original issue discount, or “OID,” on the Warrants at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the Warrants, in each year that you hold the Warrants (even though you will not receive any cash with respect to the Warrants during the term of the Warrants) and any gain recognized at expiration or upon sale or other disposition of the Warrants would generally be treated as ordinary income.

Additionally, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS. Alternatively, it is possible that the IRS might assert that the Warrants represent separate prepaid derivative contracts (including, potentially, options) on the Index Constituent Stocks or an ownership interest in such Index Constituent Stocks, in which case you might be required to recognize gain or loss on any rebalancing of the Index.

Other alternative U.S. federal income tax characterizations of the Warrants might also require you to include amounts in income during the term of the Warrants, without regard to how long you held the Warrants (including possible mark to market treatment or accrual of ordinary income over the term of the Warrants). Accordingly, you should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Warrants.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Warrants, to the extent of their net investment income undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the Warrants.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required accrual of income on certain prepaid derivative contracts prior to maturity.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Warrants to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Warrants. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Warrants.

Non-U.S. Holders

This section applies only if you are a non-U.S. holder. You are a non-U.S. holder if you are the beneficial owner of a Warrant and are, for U.S. federal income tax purposes, a non-resident alien individual, a foreign corporation, or an estate or trust that, in either case, is not subject to U.S. federal income tax on a net income basis on income or gain from the Warrants.

If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, as discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Warrants or to generally applicable information reporting and backup withholding requirements with respect to payments on your Warrants if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8).

Subject to Sections 897 and 871(m) of the Code, discussed below, gain realized from the expiration or other taxable disposition of the Warrants by a non-U.S. holder should generally not be subject to U.S. tax, unless:

♦the gain with respect to the Warrants is effectively connected with a trade or business conducted by the non‑U.S. holder in the U.S.,

♦the non‑U.S. holder is a non-resident alien individual who holds the Warrants as a capital asset and is present in the U.S. for 183 days or more during the taxable year such taxable disposition and certain other conditions are satisfied, or

♦the non-U.S. holder has certain other present or former connections with the U.S.

If the gain realized on the expiration or other taxable disposition of the Warrants by a non‑U.S. holder is described in any of the three preceding bullet points, the non‑U.S. holder may be subject to U.S. federal income tax with respect to the gain except to the extent that an income tax treaty reduces or eliminates the tax and the appropriate documentation is provided.

Section 897. We will not attempt to ascertain whether any Index Constituent Stock Issuer would be treated as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Warrants should be treated as “United States real property interests” (“USRPIs”) as defined in Section 897 of the Code. If any such entity or the Warrants were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Warrant upon the expiration or other taxable disposition of the Warrant to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and the Warrants as USRPIs.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities.  The withholding tax can apply even if the instrument does not provide for payments that reference dividends.  Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid  on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

Based on our determination that the Warrants are not “delta-one” with respect to the Index or any Index Constituent Stock, our counsel is of the opinion that the Warrants should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Warrants. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your Warrants could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Index, the Index Constituent Stocks or your Warrants, and following such occurrence your Warrants could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents.  It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Warrants under these rules if you enter, or have entered, into certain other transactions in respect of the Index, the Index Constituent Stocks or the Warrants.  If you enter, or have entered, into other transactions in respect of the Index, the Index Constituent Stocks or the Warrants, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Warrants in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Warrants, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Warrants.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Warrants through a foreign entity) under the FATCA rules.

Backup Withholding and Information Reporting

The proceeds received from a sale, exchange or maturity of the Warrants will be subject to information reporting unless you are an “exempt recipient” (such as a U.S. corporation) and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions. If you are a non-U.S. holder and you provide a properly executed and fully completed applicable IRS Form W-8, you will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Both U.S. and non-U.S. holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Warrants (including possible alternative treatments and the issues presented by the IRS Notice 2008-2), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including those of the Index Constituent Stock Issuers).

ERISA Considerations

We, UBS Securities LLC and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Code) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Warrants by a Plan with respect to which UBS Securities LLC or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Warrants by a Plan with respect to which UBS Securities LLC or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Warrants. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company pooled separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Warrants, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Warrants is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption and that the purchase, holding and, if applicable, subsequent disposition of the Warrants will not constitute or result in a non-exempt prohibited transaction. In addition, any such Plan also will be deemed to have represented that none of us, UBS Securities LLC or any of our other affiliates is a fiduciary in connection with the acquisition, holding or disposition of the Warrants, or as a result of the exercise by us or any of our affiliates of any rights in connection with the Warrants.

In addition to the prohibited transaction considerations noted above, ERISA and the regulations promulgated thereunder by the U.S. Department of Labor, as modified by Section 3(42) of ERISA (the “plan asset regulations”), provide that if a covered plan invests in an “equity interest” of an entity that is neither a “publicly-offered security” (as defined in the plan asset regulations) nor a security issued by an investment company registered under the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”), the covered plan’s assets will include both the equity interest and an undivided interest in each of the entity’s underlying assets, unless it is established that the entity is an “operating company” or that “benefit plan investors” (within the meaning of the plan asset regulations) own less than 25% of the total value of each class of equity interests in the entity. An “operating company” is defined under the plan asset regulations as an entity that is primarily engaged, directly or through a majority owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital. It is not anticipated that the Warrants will constitute “publicly-offered securities” or that we will register under the Investment Company Act, and we will not monitor whether “benefit plan investors” will own 25% or more of the total value of any class of equity interests in UBS. That said, while no assurance can be given, we believe that we should qualify as an “operating company” within the meaning of the plan asset regulations. If the underlying assets of UBS were deemed to be “plan assets” of a covered plan, this would result, among other things, in the application of the prudence and other fiduciary responsibility standards of ERISA to activities engaged in by us and the possibility that certain transactions in which we might seek to engage could constitute “prohibited transactions” under ERISA and the Code.

Any person proposing to acquire any Warrants on behalf of a Plan should consult with counsel regarding the applicability of ERISA and Section 4975 of the Code thereto, including but not limited to the prohibited transaction rules and the applicable exemptions.

The discussion above supplements the discussion under “Benefit Plan Investor Considerations” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

UBS will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase from UBS, the aggregate Premium amount of the Warrants indicated on the cover hereof. All sales of the Warrants will be made to certain fee-based advisory accounts for which an unaffiliated third-party is an advisor.

UBS may use this prospectus supplement, the accompanying index supplement and the accompanying prospectus in the initial sale of any Warrants. In addition, UBS, UBS Securities LLC or any other affiliate of UBS may use this prospectus supplement, the accompanying index supplement and the accompanying prospectus in a market-making transaction for any Warrants after its initial sale. In connection with this offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement, the accompanying index supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement, the accompanying index supplement and the accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, will have a “conflict of interest” in this offering of the Warrants within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds from the initial public offering of the Warrants, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, this offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell the Warrants in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Prohibition on Sales to EEA Retail Investors — The Warrants are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the "EEA"). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, "MiFID II"); or (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the "EU PRIIPs Regulation") for offering or selling the Warrants or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Warrants or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

Prohibition on Sales to UK Retail Investors — The Warrants are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom ("UK"). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the "EUWA"); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the "FSMA") and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the "UK PRIIPs Regulation") for offering or selling the Warrants or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Warrants or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.